UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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NISOURCE INC.
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NiSource Inc.

801 E. 86th Avenue • Merrillville, Indiana 46410 • (877) 647-5990

NOTICE OF ANNUAL MEETING

April 6, 2018

To the Holders of Common Stock of NiSource Inc.:

The 2018 annual meeting of the stockholders (the “Annual Meeting”) of NiSource Inc., a Delaware corporation (the “Company”), will be held at the Hyatt Rosemont, 6350 N. River Road, Rosemont, Illinois 60018 on Tuesday, May 8, 2018, at 10:00 a.m., local time, for the following purposes:

(1)	To elect ten directors named in the proxy statement to hold office until the next annual stockholders’ meeting and until their respective successors have been elected or appointed and qualified;

(2)	To approve named executive officer compensation on an advisory basis;

(3)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the year 2018;

(4)	To consider a stockholder proposal regarding stockholder right to act by written consent, if properly presented; and

(5)	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

All stockholders of record as of the close of business on March 13, 2018, are eligible to vote at the Annual Meeting and any adjournment or postponement thereof.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please vote at your earliest convenience. You may vote your shares by marking, signing, dating and mailing the enclosed proxy card. You may also vote by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the Annual Meeting, you may be able to vote your shares in person, even if you have previously submitted a proxy. See the section “Voting in Person” for specific instructions on voting your shares.

If you plan to attend the Annual Meeting, please so indicate in the space provided on the proxy card or respond when prompted on the telephone or through the Internet.

PLEASE VOTE YOUR SHARES BY TELEPHONE, THROUGH THE INTERNET OR BY PROMPTLY MARKING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD.

Samuel K. Lee

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on May 8, 2018

The Proxy Statement, Notice of Annual Meeting and 2017 Annual Report to Stockholders

are available at https://www.nisource.com/filings

PROXY STATEMENT SUMMARY

This summary highlights information that may be expanded upon elsewhere in this proxy statement (“Proxy Statement”). This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. The accompanying proxy is solicited on behalf of the Board of Directors of NiSource Inc. (the “Board”) for the 2018 annual meeting of the stockholders (the “Annual Meeting”).

2018 ANNUAL MEETING OF STOCKHOLDERS

Time and Date: 10:00 a.m. local time on Tuesday, May 8, 2018

Place: Hyatt Rosemont, 6350 N. River Road, Rosemont, Illinois 60018

Record Date: March 13, 2018

Common Shares Outstanding on Record Date: 337,567,015

Voting: Each share is entitled to one vote for each director to be elected and on each matter to be voted upon at the Annual Meeting.

This proxy statement and the accompanying proxy card are first being sent to stockholders on April 6, 2018.

VOTING MATTERS AND BOARD RECOMMENDATIONS
Item		Board Recommendations	Page Reference

Proposal 1	Election of ten directors	For All Nominees	7

Proposal 2	Approval of named executive officer compensation on an advisory basis	For	63

Proposal 3	Ratification of Deloitte & Touche LLP as independent auditor for the year 2018	For	64

Proposal 4	Approval of stockholder proposal regarding stockholder right to act by written consent	Against	67
Transact any other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) of such meeting.

CORPORATE GOVERNANCE HIGHLIGHTS

✓  Annual election of directors

✓  Majority voting for all directors with resignation policy

✓  No supermajority voting provisions

✓  No stockholder rights plan (“poison pill”)

✓  Proxy access by-law (3% ownership / 3 years / 20%)

✓  Stockholder right to call special meetings

✓  Separate chairman and CEO

✓  All directors independent except CEO

✓  Board committees comprised of all independent directors

✓  Regular executive sessions of independent directors

✓  Annual Board and committee evaluation process and ongoing evaluations of individual directors

✓  Strategic and risk oversight by Board and committees

✓  Annual “Say-on-Pay” advisory votes

✓  Strong alignment between pay and performance in incentive plans

✓  Commitment to safety and customer care

✓  Political contributions disclosure

✓  Enhanced independent auditor disclosure

✓  Ongoing active stockholder outreach and engagement

See “Corporate Governance” for more information on our corporate governance practices.

BOARD OF DIRECTORS NOMINEES

Director Nominees (10)					Board Committees
Name	Age	Director Since	Inde- pendent	Position	Audit	Comp	Finance	ESS	Nom & Gov
Peter A. Altabef	58	2017	Yes	President & CEO, Unisys Corporation			✓	✓
Eric L. Butler	57	2017	Yes	Retired Vice President, Chief Administrative Officer and Corporate Secretary, Union Pacific Corporation			✓	✓
Aristides S. Candris	66	2012	Yes	Retired President & CEO, Westinghouse		✓	✓*		✓
Wayne S. DeVeydt	48	2016	Yes	Chief Executive Officer, Surgery Partners, Inc.	✓	✓	✓
Joseph Hamrock	54	2015	No	President & CEO, NiSource Inc.
Deborah A. Henretta	56	2015	Yes	Retired Group President, Proctor & Gamble Co.		✓	✓	✓
Michael E. Jesanis	61	2008	Yes	Retired President & CEO, National Grid USA	✓*			✓	✓
Kevin T. Kabat	61	2015	Yes	Retired Vice Chairman & CEO, Fifth Third Bancorp		✓*	✓		✓
Richard L. Thompson	78	2004	Yes	Chairman of the Board, NiSource Inc.					✓*
Carolyn Y. Woo	63	1998	Yes	Retired President & CEO, Catholic Relief Services	✓			✓*	✓

*Chair of Committee

✓9 of 10 Are Independent (90%)	✓2 of 10 Are Female (20%)	✓2 of 10 Are Diverse (Race/Ethnicity) (20%)

✓Average Director Age: 60 Years	✓Average Director Tenure: 6 Years

See “Proposal 1 – Election of Directors” for more information on our director nominees.

EXECUTIVE COMPENSATION HIGHLIGHTS

We have designed our executive compensation program to meet our business objectives using various compensation elements intended to drive both long-term and short-term performance. We believe that a significant portion of total compensation should consist of at-risk performance-based compensation. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation policy and objectives.

See “Executive Compensation” for more information on our executive compensation program.

We DO Have This Practice	We Do NOT Have This Practice

✓ Incentive award metrics that are objective and tied to key company performance measures	✓ Repricing of options without stockholder approval

✓ Share ownership guidelines applicable to executive officers and independent directors	✓ Hedging or pledging transactions or short sales by executive officers or directors

✓ Compensation recoupment policy	✓ Tax gross-ups for Named Executive Officers (other than gross-ups that are available to all employees who receive relocation benefits)

✓ Limited perquisites	✓ Automatic single-trigger equity vesting upon a change-in-control

✓ Prohibition against pledging unearned shares in our long-term incentive plan	✓ Excise tax gross-ups under change-in-control agreements

✓ Double-trigger severance benefits upon a change-in-control	✓ Excessive pension benefits or defined benefit supplemental executive retirement plan

✓ One-year minimum vesting for equity awards	✓ Excessive use of non-performance based compensation

✓ Significant portions of the executive compensation opportunity that are entirely contingent on performance against pre-established performance goals	✓ Excessive severance benefits

✓ Independent compensation consultant	✓ Dividend equivalent rights or dividends on unvested performance shares or restricted stock units granted to executive officers

✓ Annual Say-on-Pay vote by stockholders

GENERAL INFORMATION

Stock Symbol:     NI

Stock Exchange:   NYSE

Registrar and Transfer Agent:     Computershare Investor Services

State of Incorporation: Delaware

Corporate Headquarters: 801 E. 86th Avenue, Merrillville, Indiana 46410

Corporate Website: www.nisource.com

BUSINESS AND STRATEGY

NiSource is an energy holding company under the Public Utility Holding Company Act of 2005 whose subsidiaries are fully regulated natural gas and electric utility companies serving customers in seven states. NiSource generates substantially all of its operating income through these rate-regulated businesses.

NiSource’s goal is to develop strategies that benefit all stakeholders as it addresses changing customer conservation patterns, develops more contemporary pricing structures and embarks on long-term investment programs. These strategies are intended to improve reliability and safety, enhance customer services and reduce emissions while generating sustainable returns. Additionally, NiSource continues to pursue regulatory and legislative initiatives that will allow residential customers not currently on NiSource’s system to obtain gas service in a cost effective manner.

Our directors possess the necessary breadth and depth of skills and experience to oversee the Company’s business operations and long term strategy as set forth in “Proposal 1 – Election of Directors – Biographical Information and Skills.”

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board for the Annual Meeting to be held at the Hyatt Rosemont, 6350 North River Road, Rosemont, Illinois 60018 on Tuesday, May 8, 2018, at 10:00 a.m., local time. The common stock, $.01 par value per share, of the Company represented by the proxy will be voted as directed. If you return a signed proxy card without indicating how you want to vote your shares, the shares represented by the accompanying proxy will be voted as recommended by the Board “FOR” all of the nominees for director; “FOR” advisory approval of the compensation of the Company’s named executive officers (the “Named Executive Officers”); “FOR” the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent auditor for 2018; and “AGAINST” the stockholder proposal regarding stockholder right to act by written consent.

This proxy statement and the accompanying proxy card are first being sent to stockholders on April 6, 2018. We will bear the expense of this mail solicitation, which may be supplemented by telephone, facsimile, email and personal solicitation by our officers, employees and agents. To aid in the solicitation of proxies, we have retained D.F. King for a fee of $9,500, plus reimbursement of expenses. We may incur additional fees if we request additional services. We will also request brokerage houses and other nominees and fiduciaries to forward proxy materials, at our expense, to the beneficial owners of stock held as of 5:00 p.m. Eastern Time on March 13, 2018, the record date for voting.

We use the terms “NiSource,” the “Company,” “we,” “our” and “us” in this Proxy Statement to refer to NiSource Inc.

Who May Vote

Holders of shares of common stock as of the close of business on March 13, 2018, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of March 13, 2018, 337,567,015 shares of common stock were issued and outstanding. Each share of common stock outstanding on that date is entitled to one vote on each matter presented at the Annual Meeting.

Voting Your Proxy

If you are a “stockholder of record” (that is, if your shares of common stock are registered directly in your name on the Company’s records), you may vote your shares by proxy using any of the following methods:

•	Telephoning the toll-free number listed on the proxy card;

•	Using the Internet website listed on the proxy card; or

•	Marking, dating, signing and returning the enclosed proxy card.

All votes must be received by the proxy tabulator by 11:59 p.m. Eastern Time on May 7, 2018.

If your shares are held in a brokerage account or by a bank, broker, trust or other nominee (herein referred to as a “Broker”), you are considered a “beneficial owner” of shares held in “street name.” As a beneficial owner, you will receive proxy materials and voting instructions from the stockholder of record that holds your shares. You must follow the voting instructions in order to have your shares of common stock voted.

Discretionary Voting by Brokers and “Broker Non-Votes”

If your shares are held in street name and you do not provide the Broker with instructions as to how to vote such shares, your Broker will only be able to vote your shares at its discretion on certain “routine” matters as permitted by New York Stock Exchange (“NYSE”) rules. The proposal to ratify the appointment of our independent auditor is the only proposal considered a routine matter and, accordingly, at the Annual Meeting, Brokers will only have discretionary authority to vote your shares with regard to Proposal No. 3, the ratification of the appointment of Deloitte as our independent auditor for 2018. A “broker non-vote” occurs when a Broker holding shares for a beneficial owner does not have discretionary authority to vote the shares and has not received instructions from the beneficial owner as to how the beneficial owner would like the shares to be voted. Brokers will not have discretionary authority to vote your shares with respect to the election of directors, the advisory approval of Named Executive Officer compensation or consideration of the stockholder proposal regarding stockholder right to act by written consent, if such proposal is properly presented. Therefore, it is important that you instruct your Broker or other nominee how to vote your shares. If Brokers exercise this discretionary voting authority on Proposal No. 3, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to each of the other proposals presented at the Annual Meeting, which are considered “non-routine.”

Voting Shares Held in the Company’s 401(k) Plan

If you hold your shares of common stock in the 401(k) Plan, those shares are held in the name of Fidelity Management Trust Company (“Fidelity”), the administrator of the 401(k) Plan. You will receive a proxy card that includes the number of shares of our common stock held in the 401(k) Plan. You should instruct Fidelity how to vote your shares by completing and returning the proxy card or by voting your shares by Internet or by telephone, as detailed above under “Voting Your Proxy.” If you do not instruct Fidelity how to vote your shares, or if you sign the proxy card with no further instructions as to how to vote your shares, Fidelity will vote your shares in the same proportion as the shares for which it receives instructions from all other participants, to the extent permitted under applicable law. To allow enough time for Fidelity to vote your shares in accordance with your direction, your voting instructions must be received by Fidelity no later than 11:59 p.m. Eastern Time on May 3, 2018.

Voting in Person

You also may come to the Annual Meeting and vote your shares in person by obtaining and submitting a ballot that will be available at the Annual Meeting. However, if your shares are held in street name by a Broker, then, in order to be able to vote at the Annual Meeting, you must obtain an executed proxy from the Broker indicating that you were the beneficial owner of the shares on March 13, 2018, the record date for voting, and that the Broker is giving you its proxy to vote the shares.

If your shares are held in the 401(k) Plan, you will not be able to vote your shares at the Annual Meeting.

Votes cast in person or represented by proxy at the Annual Meeting will be tabulated by the inspectors of election.

If you plan to attend the Annual Meeting, please so indicate when you return your proxy card, so that we may send you an admission ticket and make the necessary arrangements. Stockholders who plan to attend the Annual Meeting must present valid, government-issued photo identification along with an admission ticket or evidence of beneficial ownership.

Revoking Your Proxy

You may revoke your proxy at any time before a vote is taken or the authority granted is otherwise exercised. To revoke a proxy, you may send a letter to the Company’s Corporate Secretary (which must be received before a vote is taken) indicating that you want to revoke your proxy, or you can supersede your initial proxy by submitting a duly executed proxy bearing a later date, voting by telephone or through the Internet on a later date, or attending the Annual Meeting and voting in person. Attending the Annual Meeting will not in and of itself revoke a proxy.

Quorum for the Meeting

A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. The inspectors of election appointed for the Annual Meeting will determine whether or not a quorum is present. Abstentions are counted for purposes of determining whether a quorum is present. As explained above under “Discretionary Voting by Brokers and ‘Broker Non-Votes,” if Brokers exercise their discretionary voting authority on Proposal No. 3, such shares will be considered present at the meeting for quorum purposes and broker non-votes will occur as to each of the other proposals presented at the Annual Meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the recommendation of the Nominating and Governance Committee, the Board has nominated the persons listed below to serve as directors, each for a one-year term, beginning at the Annual Meeting on May 8, 2018, and expiring at the 2019 annual meeting of the Company’s stockholders (the “2019 Annual Meeting”) and until their successors are duly elected or appointed and qualified. The nominees include nine independent directors, as defined in the applicable rules of the NYSE, and our President and Chief Executive Officer (“CEO”). The Board does not anticipate that any of the nominees will be unable to serve, but if any nominee is unable to serve, the proxies will be voted in accordance with the judgment of the person or persons voting the proxies.

All of the nominees currently serve on the Board.

The following chart provides information regarding all nominees (each of whom has consented to being named in the Proxy Statement and to serving, if elected).

Vote Required

In order to be elected, a nominee must receive more votes cast in favor of his or her election than against election. Abstentions by those present or represented by proxy will not be counted as a vote cast either “for” or “against” with respect to the election of directors and, therefore, will have no effect on the outcome. Brokers will not have discretionary authority to vote on the election of directors. Accordingly, there could be broker non-votes which will have no effect on the vote.

Under our Corporate Governance Guidelines, each nominee will tender a conditional resignation prior to the Annual Meeting, effective only if both (a) the votes “against” a nominee’s election exceed the votes “for” election (a “failed re-election”) and (b) such resignation is subsequently accepted by the Board. Any failed re-election will be referred to the Nominating and Governance Committee, which will make a recommendation to the Board as to whether to accept or reject the resignation. The Board will make a determination and publicly disclose its decision, the rationale for the decision and the directors who participated in the process within 90 days after the election. The Board expects the director who has had a failed re-election to abstain from participating in the Nominating and Governance Committee or Board discussion or vote regarding whether to accept his or her resignation offer. A director who has had a failed re-election may participate in discussions or votes with respect to other directors who have had a failed re-election.

Biographical Information and Skills

Biographical information regarding each director nominee and his or her qualifications to serve as a director is set forth on the succeeding pages.

Our director nominees possess the necessary breadth and depth of skills and experience to oversee the Company’s business operations and long-term strategy as shown below:*

✓ Industry Experience

•  Gas Distribution or Transmission (50%)

•  Electricity Distribution, Transmission or Generation (50%)

•  Energy Markets or Technology (70%)

✓ Other Operations / Customer Service (90%)

✓ Government and Regulatory (90%)

✓ Public Company Board (80%)

✓ Financial or Capital Markets (90%)

✓ Risk Management (100%)

✓ Technology (50%)

✓ Safety (60%)

✓ Environmental, Sustainability, Corporate Responsibility and Ethics (100%)

✓ Non-Profit Board / Community Service (100%)

✓ CEO (Current or Prior) (70%)

✓ Strategic Planning (100%)

✓ Financial Literacy and Expertise (100%)

✓ Talent Management (Executive Compensation and Benefits, and Talent Development) (100%)

* Percentages shown represent the portion of the Board with the indicated skill or experience.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

PETER A. ALTABEF
Director Since: 2017 Age: 58	Standing Board Committees: • Finance Committee • Environmental, Safety and Sustainability Committee

Executive Experience: Mr. Altabef currently serves as President and CEO of Unisys Corporation, a global information technology company, and is a member of its board of directors, a position he has held since January 2015. Prior to his current role, he served as president and CEO of MICROS Systems, Inc., a provider of integrated software and hardware solutions to the hospitality and retail industries, from 2013 to 2014, when it was acquired by Oracle Corporation. Before that, he served as president and CEO of Perot Systems Corporation from 2004 to 2009, when it was acquired by Dell Inc. Following that transaction, Mr. Altabef served as president of Dell Services, the information technology services and business process solutions unit of Dell Inc. until his departure in 2011.

Outside Board and Other Experience: Mr. Altabef is a member of the board of directors of Unisys Corporation. He is also a member of the President’s National Security Telecommunications Advisory Committee, a board member of EastWest Institute, and a member of the advisory board of Merit Energy Company, LLC and of the board of directors of Petrus Trust Company, LTA. He has previously served as a senior advisor to 2M Companies, Inc., in 2012, and as a director of MICROS Systems, Perot Systems Corporation and Belo Corporation. He is also active in community service activities, having served on the boards and committees of several cultural, medical, educational and charitable organizations and events.

Skills and Qualifications: Mr. Altabef has experience leading large organizations as CEO and a strong background in strategic planning, financial reporting, risk management, business operations and corporate governance. He also has more than 20 years of senior leadership experience at some of the world’s leading information technology companies. As a result, he has a deep understanding of the cybersecurity issues facing businesses today. His overall leadership experience and his cybersecurity background provide the Board with valuable perspective and insight into significant issues faced by the Company.

ERIC L. BUTLER
Director Since: 2017 Age: 57	Standing Board Committees: • Finance Committee • Environmental, Safety and Sustainability Committee

Executive Experience: Mr. Butler served in a number of executive leadership roles at Union Pacific Corporation (“Union Pacific”), a transportation company located in Omaha, Nebraska, until his retirement in February 2018. He began his career at Union Pacific in 1985 and held leadership roles in financial planning and analysis and in marketing, sales and commercial, including as Executive Vice President and Chief Marketing Officer from March 2012 to December 2016. He also held leadership roles in supply, procurement and purchasing, including as Vice President and General Manager – Industrial Products from April 2005 to March 2012. Most recently, he was Senior Vice President of Union Pacific from December 2017, Executive Vice President and Chief Administrative Officer from December 2016 through November 2017, and Corporate Secretary from February 2017 through November 2017.

Outside Board and Other Experience: Mr. Butler was appointed to the Federal Reserve Bank of Kansas City’s Omaha Branch Board in 2015 and, in 2018, was elected chairman. Additionally, he serves on the board of the Omaha Airport Authority, which he joined in 2007.

Skills and Qualifications: Mr. Butler developed and led strategic and financial planning, marketing, sales, commercial; and supply, procurement and purchasing for one of the largest transportation companies in the world, Union Pacific. He most recently led the corporate governance, human resources, labor relations and administration functions at Union Pacific. His knowledge of the railroad transportation industry and the challenges in maintaining top-tier safety, customer service and risk management standards while providing an important part of the nation’s infrastructure provides him with unique skills and insights that are valuable to the Board. In addition, he has experience in the purchase of fuel and energy materials and equipment. As a result, Mr. Butler has an understanding of the aging infrastructure, safety, organizational and regulatory issues facing utilities today and provides a fresh viewpoint from an industry that is similarly positioned. His overall leadership experience and his regulated public company background provides the Board with another perspective on significant issues faced by the Company.

ARISTIDES S. CANDRIS
Director Since: 2012 Age: 66	Standing Board Committees: • Finance Committee (Chair) • Compensation Committee • Nominating and Governance Committee

Executive Experience: Dr. Candris was President and CEO of Westinghouse Electric Company (“Westinghouse”), Pittsburgh, Pennsylvania, a nuclear engineering company, which was a unit of Tokyo-based Toshiba Corp., from July 2008 until his retirement in March 2012. During his 36 years of service at Westinghouse, Dr. Candris served in various positions, including as Senior Vice President, Nuclear Fuel, from September 2006 to July 2008, and continued to serve on the board of Westinghouse until October 2012.

Outside Board and Other Experience: Dr. Candris is a member of the advisory boards of the Carnegie Institute of Technology and the Wilton E. Scott Institute for Energy Innovation at Carnegie Mellon University. He also serves on the boards of trustees of Transylvania University and the Hellenic-American University and the board of directors of The Hellenic Initiative. He previously served on the board of Westinghouse.

Skills and Qualifications: Dr. Candris is a nuclear scientist and engineer, and has significant experience leading a global nuclear power company. His knowledge of the electric industry gives him significant insight to the issues impacting the electric utility industry. His experience managing highly technical engineering operations, and particularly his extensive experience and expertise in risk assessment, as well as process optimization methodologies (such as Lean/Six Sigma), are of great value as we build and maintain facilities to address increasing environmental regulations and make long-term strategic decisions on electric power generation and gas and electric delivery. His technical and management skills are helpful as we build and modernize both our transmission and distribution systems. Dr. Candris has great insight from his experience developing customer focused programs and attaining excellence in business processes and behaviors, which will assist us to better meet the increasing expectations of customers and regulators.

WAYNE S. DEVEYDT
Director Since: 2016 Age: 48	Standing Board Committees: • Audit Committee • Finance Committee • Compensation Committee

Executive Experience: Mr. DeVeydt has been serving as Chief Executive Officer and member of the board of directors of Surgery Partners, Inc., a healthcare services company, since January 2018. Previously, he served as a Senior Advisor to the Global Healthcare division of Bain Capital located in Boston, Massachusetts from January 2017 to January 2018, and as Executive Vice President and Chief Financial Officer (“CFO”) at Anthem, Inc., a health insurance company and an independent licensee of the Blue Cross and Blue Shield Association from May 2007 until his retirement in June 2016. He also served as Senior Vice President and Chief Accounting Officer at Anthem, Inc. beginning in 2005 and Chief of Staff to the Chairman and Chief Executive Officer from 2006 to 2007. Prior to joining Anthem, Inc., Mr. DeVeydt was a partner at PricewaterhouseCoopers LLP from 1996 to 2005, where he served in many roles in the financial services industry.

Outside Board and Other Experience: Mr. DeVeydt is a member of the board of directors of Surgery Partners, Inc., where he currently serves as Chief Executive Officer. He also serves as a director of Myovant Sciences Ltd. (“Myovant”), where he is lead independent director and a member of the audit and compensation committees. Mr. DeVeydt has notified the Myovant board that he does not intend to stand for reelection at Myovant’s 2018 annual general meeting of shareholders. His term as director at Myovant will, therefore, expire at such annual meeting. Mr. DeVeydt is an active leader in his community through his charitable activities.

Skills and Qualifications: Mr. DeVeydt’s positions as CEO and CFO at public companies in regulated industries and as a partner at PricewaterhouseCoopers LLP provide him with strong financial acumen along with a deep understanding of regulated industry operations and extensive leadership skills, particularly in the areas of accounting and finance. His significant experience in internal controls, capital markets, corporate governance, risk management and strategic planning from both a public company and public accounting perspective make him an asset to the Board.

JOSEPH HAMROCK
Director, President and Chief Executive Officer Director Since: 2015 Age: 54	Standing Board Committees: None

Executive Experience: Mr. Hamrock has been our President and CEO since July 2015. From May 2012 to June 2015, he was Executive Vice President and Group CEO for NiSource’s Gas Distribution Operations, comprised of local gas distribution companies in Kentucky, Maryland, Massachusetts, Ohio, Pennsylvania and Virginia. Prior thereto, he served in a variety of senior executive positions with American Electric Power (“AEP”), an electrical service public utility holding company in Columbus, Ohio, including as President and Chief Operating Officer (“COO”) of AEP Ohio from January 2008 to May 2012. He also served in leadership roles in engineering, transmission and distribution operations, customer service, marketing and information technology.

Outside Board and Other Experience: Mr. Hamrock is currently first vice chair of the board of the American Gas Association, a gas industry trade association. He is also a board member of OhioHealth, a not-for-profit healthcare system in central Ohio, and A Kid Again, which supports families caring for children with life-threatening illnesses.

Skills and Qualifications: Mr. Hamrock has extensive knowledge of our industry from his more than 30 years of experience in a variety of positions at AEP and the Company. He began his career in the energy industry as an electrical engineer in transmission and distribution planning, and progressed to work in commercial and industrial customer services, earning a leadership role in commercial marketing, customer services, and strategic development, among other executive roles, before becoming CEO at NiSource. Consequently, he has a firm understanding of the needs of our customers and is uniquely qualified to lead a focused utility company to meet our customer commitments. Additionally, he has a solid understanding of our organization through his leadership of our gas distribution operations, where he led financial, operational, regulatory and commercial performance for the Columbia gas business. This significant industry experience provides Mr. Hamrock with a unique perspective into the Company’s operations, our markets, our people and the strategic vision needed to meet our long-term safety, customer value, business, financial and technology performance goals. In addition, he has been, and continues to be, an active supporter of educational, charitable and utility industry organizations.

DEBORAH A. HENRETTA
Director Since: 2015 Age: 56	Standing Board Committees: • Finance Committee • Environmental, Safety and Sustainability Committee • Compensation Committee

Executive Experience: Ms. Henretta currently serves as a partner at G100 Companies, an executive decision strategy consulting firm, where she works in a senior advisory capacity and spearheads digital transformation services for SSA & Company, one of the G100 companies. She retired from Procter & Gamble Co. (“P&G”) in 2015, where she served as Group President of Global e-Business. Prior to her appointment as Group President of Global e-Business in January 2015, she held various senior positions throughout several P&G sectors, including as Group President of Global Beauty from 2012 to 2015 and as Group President of P&G Asia from 2007 to 2012. Prior to her appointment as Group President of P&G Asia, she was President Asia from 2005 to 2007 and President of Global Baby, Toddler and Adult Care from 2004 to 2005. She joined P&G in 1985.

Outside Board and Other Experience: Ms. Henretta has been a director at Corning Incorporated since 2013, and currently serves on its audit and corporate relations committees. She is a director of Meritage Homes Corporation, and serves on its nominating and corporate governance committees. Ms. Henretta served as a director of Staples, Inc. from June 2016 until September 2017 and served on its compensation committee. Additionally, she serves on the board of trustees for Xavier University and St. Bonaventure University.

Skills and Qualifications: Ms. Henretta has over 30 years of business leadership experience with P&G in a multi-jurisdictional regulatory and competitive business environment. She has experience across many markets, including P&L responsibility for multi-billion dollar businesses at P&G and responsibility for strategic planning, sales, marketing, e-business, government relations and customer service. Ms. Henretta led a dynamic business segment and is, therefore, keenly aware of the delicate balance of keeping pace with customer expectations in a changing environment, as well as maximizing the benefits that inclusion and diversity can provide. Because of this experience, Ms. Henretta brings valuable insights to the Board and strategic leadership to the Company as it operates in multiple regulatory environments and develops products and customer service programs to meet our customer commitments. In her partner role at G100 Companies, she assisted in establishing a Board Excellence Program, which provides board director education on board oversight and governance responsibilities, including in the areas of digital transformation and cyber security.

MICHAEL E. JESANIS
Director Since: 2008 Age: 61	Standing Board Committees: • Audit Committee (Chair) • Environmental, Safety and Sustainability Committee • Nominating and Governance Committee

Executive Experience: Mr. Jesanis is a co-founder and, since July 2013, has been Managing Director of HotZero, LLC, a firm formed to develop hot water district energy systems in New England. Since November 2007, Mr. Jesanis has also been a principal with Serrafix, Boston, Massachusetts, a firm that provides energy efficiency consulting and implementation services, principally to municipalities. Mr. Jesanis has served as an advisor to several startups in energy-related fields. From July 2004 through December 2006, Mr. Jesanis was President and CEO of National Grid USA, a natural gas and electric utility, and a subsidiary of National Grid plc, of which Mr. Jesanis was also an Executive Director. Prior to that position, Mr. Jesanis was COO and CFO of National Grid USA from January 2001 to July 2004 and CFO of its predecessor utility holding company from 1998 to 2000.

Outside Board and Other Experience: Mr. Jesanis previously served as a director for several electric and energy companies, including Ameresco, Inc. Mr. Jesanis is the former chair of the board of a college and a past trustee (and past chair of the audit committee) of a university.

Skills and Qualifications: By virtue of his former positions as President and CEO, COO and, prior thereto, CFO, of a major electric and gas utility holding company as well as his current role with an energy efficiency consulting firm, Mr. Jesanis has extensive experience with regulated utilities. He has strong financial acumen and extensive managerial experience, having led modernization efforts in the areas of operating infrastructure improvements, customer service enhancements and management team development. Mr. Jesanis also demonstrates a commitment to education as the former chair of the board of a college and a past trustee (and past chair of the audit committee) of a university. As a result of his former senior managerial roles and his non-profit board service, Mr. Jesanis also has particular expertise with board governance issues.

KEVIN T. KABAT
Vice Chairman Director Since: 2015 Age: 61	Standing Board Committees: • Finance Committee • Compensation Committee (Chair) • Nominating and Governance Committee

Executive Experience: From April 2007 to November 2015, Mr. Kabat was CEO of Fifth Third Bancorp, a bank holding company. He continued to serve as Vice Chairman of the board of directors of Fifth Third Bancorp until his retirement in April 2016. Before becoming CEO, he served as Fifth Third Bancorp’s President from June 2006 to September 2012 and as Executive Vice President from December 2003 to June 2006. Additionally, he was previously President and CEO of Fifth Third Bank (Michigan). Prior to that position, he was Vice Chairman and President of Old Kent Bank, which was acquired by Fifth Third Bancorp in 2001.

Outside Board and Other Experience: Mr. Kabat has been a director of Unum Group since 2008 and is currently chairman of the board and chair of its governance committee. In 2016, Mr. Kabat became the lead independent director of E*Trade Financial Corporation and is a member of its bank board and its compensation and governance committees. He has also held leadership positions on the boards and committees of local business, educational, cultural and charitable organizations and campaigns.

Skills and Qualifications: Mr. Kabat has significant leadership experience as a CEO in a regulated industry at a public company. As a result, he has a deep understanding of operating in a regulatory environment and balancing the interests of many stakeholders. His extensive experience in strategic planning, risk management, financial reporting, internal controls and capital markets makes him an asset to the Board, as he is able to provide unique strategic insight, financial expertise and risk management skills. In addition, he has broad corporate governance skills and perspective gained from his service in leadership positions on the boards of other publicly traded companies.

RICHARD L. THOMPSON
Chairman Director Since: 2004 Age: 78	Standing Board Committees: • Nominating and Governance Committee (Chair)

Mr. Thompson has been our independent Chairman of the Board since May 2013.

Executive Experience: Prior to his retirement in 2004, Mr. Thompson was Group President of Caterpillar Inc., Peoria, Illinois, a leading manufacturer of construction and mining equipment, diesel and natural gas reciprocating engines and industrial gas turbine systems, since 1995. Prior thereto, he held various leadership positions in the areas of customer service, gas turbine systems and worldwide engines at Caterpillar Inc., and in marketing, strategic planning, research and operations at manufacturers of electrical distribution products and systems, including RTE Corporation, which was acquired by Cooper Industries, and General Electric Company. He also held leadership roles in finance and treasury at Wilsey & Ham, an engineering, consulting and construction management firm.

Outside Board and Other Experience: In May 2015, Mr. Thompson retired as lead director of Lennox International Inc., (“Lennox”), a global provider of climate control solutions for the heating, air conditioning and refrigeration markets, a position he held since May 2012 following his service as Chairman of the Board from

June 2006 to May 2012, and as Vice Chairman from February 2005 to June 2006. He began his service on the board of Lennox in 1993. Additionally, he served on the board of Gardner Denver Inc., a worldwide provider of industrial equipment, technologies and related parts and services, from November 1998 to July 2013. He has also served on the boards of a hospital, and charitable and church organizations.

Skills and Qualifications: In his prior role as Group President of a large, publicly traded manufacturing company, Mr. Thompson had responsibility for its gas turbine systems and reciprocating engine businesses, as well as research and development activities. He gained significant experience in product design and employee safety management as a leader of a multi-billion dollar business with global manufacturing operations and several thousand employees. By virtue of his prior positions, Mr. Thompson possesses significant experience in energy issues generally, and gas turbine electric power generation and natural gas pipeline compression in particular, including technical development and interaction with senior government agency officials in the areas of environmental regulatory compliance, sustainability and emissions reductions. He is a graduate electrical engineer with experience in electrical transmission system design and generation system planning. This experience provides Mr. Thompson with a valuable understanding of the technical issues faced by the Company.

CAROLYN Y. WOO
Director Since: 1998 Age: 63	Standing Board Committees: • Audit Committee • Environmental, Safety and Sustainability Committee (Chair) • Nominating and Governance Committee

Executive Experience: Dr. Woo was President and CEO of Catholic Relief Services, an international humanitarian agency serving over 100 countries, from January 2012 until her retirement in December 2016. Prior thereto, Dr. Woo was dean and a professor of Entrepreneurial Studies at the Mendoza College of Business, University of Notre Dame in Notre Dame, Indiana.

Outside Board and Other Experience: In addition to serving on the Company’s Board, Dr. Woo has been a director at AON plc since 1998, and currently serves on its audit, compliance, and organization and compensation committees. She has previously served on the boards of directors of four additional public companies: Circuit City, St. Joseph Capital Bank, Arvin Industries and Bindley-Western Industries. She is also a current and past board member of several non-profit organizations, including an international relief organization, a global business school accreditation organization, leadership development organizations and an educational organization.

Skills and Qualifications: Dr. Woo’s experience as President and CEO of an international organization provides her with knowledge and experience in managing a large organization. Her experience as the dean of a major business school and her experience as a professor of entrepreneurship provides her with a deep understanding of business principles and extensive expertise with management and strategic planning issues. Through her current and previous service on the boards of directors, audit committees and compensation committees of public companies, including a global reinsurance and risk management consulting company, a pharmaceutical distribution company, an international automotive manufacturer and a financial institution, Dr. Woo has developed an excellent understanding of corporate governance, internal control, financial and strategic analysis and risk management issues. Dr. Woo is a leader in the areas of corporate social responsibility, sustainability and ethics, which adds an important perspective to the Company. In 2017, she was named to the Top 100 Most Influential in Business Ethics by the Ethisphere Institute. Dr. Woo’s commitment to social and educational organizations provides her with an important perspective on the various community and social issues confronting the Company in the communities that the Company serves.

CORPORATE GOVERNANCE

Director Independence

Under our Corporate Governance Guidelines, a majority of the Board must be comprised of “independent directors.” In order to assist the Board in making its determination of director independence, the Board has adopted categorical standards of independence consistent with the standards contained in Section 303A.02 of the NYSE Listed Company Manual. The Board also has adopted an additional independence standard providing that a director who is an executive officer or director of a company that receives payments from the Company in an amount which exceeds 1% of such other company’s consolidated gross revenues is not “independent” until three years after falling below such threshold. A copy of our Corporate Governance Guidelines is posted on our website at https://www.nisource.com/investors/governance.

The Board has affirmatively determined that, with the exception of Mr. Hamrock, all of the members of the Board and all nominees are “independent directors” as defined in Section 303A.02 of the NYSE Listed Company Manual and meet the additional standard for independence set by the Board.

Policies and Procedures with Respect to Transactions with Related Persons

We have established policies and procedures with respect to the review, approval and ratification of any transactions with related persons.

Under its Charter, the Nominating and Governance Committee reviews reports and disclosures of insider and related person transactions. Under the Company’s Code of Business Conduct, the following situations may present a conflict of interest and must be reviewed by the Nominating and Governance Committee to determine if they involve a direct or indirect interest of any director, executive officer or employee (including immediate family members) or otherwise present a conflict of interest:

•

owning more than a 10% equity interest or a general partner interest in any entity that transacts business with the Company (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates), if the total amount involved in such transactions may exceed $120,000;

•

selling anything to the Company or buying anything from the Company (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates), if the total amount involved in such transactions may exceed $120,000;

•	consulting for or being employed by a competitor of the Company; and

•	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member employed by the Company.

Related person transactions are annually reviewed and, if appropriate, ratified by the Nominating and Governance Committee. Directors, individuals subject to Section 16 (“Section 16 Officer(s)”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and senior executive officers are expected to raise any potential transactions involving a conflict of interest that relate to them with the Nominating and Governance Committee so that they may be reviewed in a prompt manner.

The son of Jim L. Stanley, our former Executive Vice President and COO, is employed by the Company in a non-executive officer position and received total compensation of less than $150,000 in 2017. His compensation was established by the Company in accordance with its compensation practices applicable to employees with comparable qualifications and responsibilities who hold similar positions. In addition, Jim L. Stanley did not have direct responsibility for directing or reviewing his son’s work and did not have influence over his employment at the Company. The Nominating and Governance Committee reviewed and approved this employment relationship.

There were no other transactions between the Company and any officer, director or nominee for director, or any affiliate of or person related to any of them, since January 1, 2017, of the type or amount required to be disclosed under the applicable Securities and Exchange Commission (“SEC”) rules.

Executive Sessions of Non-Management Directors

To promote open discussion among the non-management directors, the Board schedules regular executive sessions at meetings of the Board and each of its committees. The non-management members met separately from management four times in 2017. The independent Chairman of the Board presided at all these executive sessions. All of the non-management members are “independent directors” as defined under the applicable NYSE and SEC rules.

Communications with the Board and Non-Management Directors

Stockholders and other interested persons may communicate any concerns they may have regarding the Company as follows:

•	Communications to the Board may be made to the Board generally, any director individually, the non-management directors as a group, or the Chairman of the Board, by writing to the following address:

NiSource Inc.

Attention: Board of Directors, or any Board member, or non-management directors, or Chairman of the Board

c/o Corporate Secretary

801 East 86th Avenue

Merrillville, Indiana 46410

•

The Audit Committee has approved procedures with respect to the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or audit matters. Communications regarding such matters may be made by contacting the Company’s Ethics and Compliance Officer at ethics@nisource.com, calling the business ethics hotline at 1-800-457-2814, or writing to:

NiSource Inc.

Attention: Director, Corporate Ethics

801 East 86th Avenue

Merrillville, Indiana 46410

Stockholder Engagement

We are committed to engaging with our stockholders and soliciting their views and input on important governance, environmental, social, executive compensation and other matters. Our Nominating and Governance Committee is responsible for overseeing the stockholder engagement process, and the periodic review and assessment of stockholder input. In 2017, management initiated stockholder conversations on a variety of corporate governance topics, including Board composition, the Board’s annual evaluation process, executive compensation and other matters. The information obtained from these stockholders was shared with our Chairman of the Board and our Nominating and Governance Committee. We intend to continue stockholder engagement on governance each year outside of the proxy season. Our independent directors are available to engage in dialogue with stockholders on matters of significance in order to understand stockholders’ views. In addition, management regularly participates in investor and industry conferences throughout the year to discuss performance and share its perspective on the Company and industry developments.

Code of Business Conduct

The Company has adopted a Code of Business Conduct to promote: (i) ethical behavior, including the ethical handling of conflicts of interest; (ii) full, fair, accurate, timely and understandable financial disclosure; (iii) compliance with applicable laws, rules and regulations; (iv) accountability for adherence to our code; and (v) prompt internal reporting of violations of our code. Our Code of Business Conduct satisfies applicable SEC and NYSE requirements and applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer and controller), as well as to employees of the Company and its affiliates. A copy of our Code of Business Conduct is available on our website at https://www.nisource.com/investors/governance and also is available to any stockholder upon written request to our Corporate Secretary at the address noted above under the heading “Communications with the Board and Non-Management Directors.”

Any waiver of our Code of Business Conduct for any director, Section 16 Officer or senior executive officer may be made only by the Audit Committee of the Board and must be promptly disclosed to the extent and in the manner required by the SEC or the NYSE and posted on our website. No such waivers have been granted.

Corporate Governance Guidelines

The Nominating and Governance Committee is responsible for annually reviewing and reassessing the Corporate Governance Guidelines and submitting any recommended changes to the Board for its approval. A copy of the Corporate Governance Guidelines can be found on our website at https://www.nisource.com/investors/governance and is also available to any stockholder upon written request to the Company’s Corporate Secretary.

Board Leadership Structure

Our Corporate Governance Guidelines state that the Company should remain free to configure leadership of the Board in the way that best serves the Company’s interests at the time and, accordingly, the Board has no fixed policy with respect to combining or separating the offices of Chairman and CEO. If the Chairman is not an independent director, an independent lead director will be chosen annually by the Board, taking into account the recommendation of the Nominating and Governance Committee. The Chairman or, if the Chairman is not an independent director, the lead director will serve as chair of the Nominating and Governance Committee and as the presiding director of executive sessions of the Board for purposes of the NYSE rules.

Since late 2006, the offices of Chairman and CEO of the Company have been held by different individuals, with the Chairman being an independent director.

The duties of the Chairman of the Board are as follows:

•	providing leadership to the Board and management, and monitoring the discharge of their duties;

•	presiding at meetings of stockholders and the Board, including executive sessions of the Board and meetings of the independent directors;

•	serving as a liaison between the independent directors and management;

•	in consultation with the CEO, setting agendas for the meetings of the Board, and developing annual Board meeting schedules for approval by the Board;

•	ensuring proper flow of information to the Board;

•	having the authority to call special meetings of the Board and independent directors;

•	being available for consultation and direct communication with stockholders and other key stakeholders, as appropriate; and

•	having such other responsibilities and perform such duties as may from time to time be assigned to him or her by the Board.

The Board periodically reviews the structure and the division of responsibilities between the role of independent Chairman and CEO. The structure and division of responsibilities is intended to maintain the integrity of the oversight function of the Board by providing a separate framework of responsibilities for the independent Chairman as set forth above.

Board Oversight of Risk

The Board takes an active role in monitoring and assessing the Company’s strategic, compliance, operational and financial risks. The Board administers its oversight function through utilization of its various committees. The Company’s Risk Management Committee, which consists of members of our senior management, is responsible for oversight of the Company’s risk management process. Senior management regularly provides reports on our risks to the Board, the Audit Committee and the Board committees that oversee the applicable risks. Additionally, the Audit Committee discusses with management and the independent auditor the effect of regulatory and accounting initiatives on the Company’s financial statements and is responsible for review and evaluation of the Company’s major risk exposures, including cyber security and supplier risks, and the steps management has taken to monitor and control such exposures. The Audit Committee reviews and assesses the adequacy of the Company’s Risk Management Committee Charter annually, amending it as appropriate. In addition, the Compensation Committee, the Environmental, Safety and Sustainability (“ESS”) Committee, the Finance Committee and the Nominating and Governance Committee are each charged with overseeing the risks associated with their respective areas of responsibility.

Meetings and Committees of the Board

The Board met eight times during 2017. Each incumbent director attended at least 75% of the total number of meetings of the Board and of the committees of the Board on which he or she served, and in each case, during the periods that he or she served. Pursuant to our Corporate Governance Guidelines, directors are expected to attend all Board meetings, to spend the time needed to discharge their responsibilities as directors, and to attend the annual meeting of stockholders. All then-serving directors attended the 2017 annual meeting of stockholders.

Pursuant to our Corporate Governance Guidelines, the Board expects that senior officers of the Company will regularly attend Board and Committee meetings, present proposals and otherwise assist in the work of the Board. Members of the Board have direct access to all of the Company’s employees, outside advisors and independent auditor.

The Board has established five standing committees to assist the Board in carrying out its duties: the Audit Committee, the Compensation Committee, the ESS Committee, the Finance Committee and the Nominating and Governance Committee. Beginning in 2015, the Board also established a Search Committee, an ad hoc committee to assist the Nominating and Governance Committee and the Board in identifying qualified director candidates. The Search Committee met three times during 2017. The Board evaluates the structure and membership of its committees on an annual basis, appoints the independent members of the Board to serve on the committees and elects committee chairs following the annual meeting of stockholders. The following table shows the composition of each standing Board committee as of the date of this Proxy Statement. Mr. Hamrock does not serve on any committee, but is invited to attend various committee meetings. Mr. Thompson, who is Chairman of the Board, also serves as the Chair of the Nominating and Governance Committee and is invited to attend all meetings of each of the committees.

Board Committee Composition

Director	Audit	Compensation	ESS	Finance	Nominating and Governance
Richard A. Abdoo	✓		✓
Peter A. Altabef			✓	✓
Eric L. Butler (1)			✓	✓
Aristides S. Candris		✓		✓*	✓
Wayne S. DeVeydt	✓	✓		✓
Deborah A. Henretta		✓	✓	✓
Michael E. Jesanis (2)	✓*		✓		✓
Kevin T. Kabat		✓*		✓	✓
Richard L. Thompson (3)					✓*
Carolyn Y. Woo	✓		✓*		✓

*	Committee Chair

(1)	Mr. Butler was appointed to the Board on July 10, 2017 and the Finance and ESS committees on September 6, 2017.

(2)	Audit Committee Financial Expert, as defined by SEC rules.

(3)	Independent Chairman of the Board.

The summaries below are qualified by reference to the entire charter for each of the Audit, Compensation, ESS, Finance and Nominating and Governance Committees; each of which can be found on our website at https://www.nisource.com/investors/governance and is also available to any stockholder upon written request to the Company’s Corporate Secretary. Additionally, any committee may perform other duties and responsibilities, consistent with their respective charters, our Amended and Restated Bylaws (our “Bylaws”), governing law, the rules and regulations of the NYSE, the federal securities laws and such other requirements applicable to the Company, delegated to any committee by the Board, or in the case of the Compensation Committee, under any provision of any Company benefit or compensation plan.

Audit Committee

The Audit Committee met eight times in 2017. Our Audit Committee is responsible for the oversight of our internal audit function and financial reporting process. The Audit Committee has the sole authority to appoint, retain or replace the independent auditor and is responsible for, among other things:

•	reviewing the independent auditor’s qualifications and independence and compensating the independent auditor;

•	overseeing the performance of the Company’s internal audit function and the independent auditor;

•	reviewing and discussing with management and the independent auditor our annual and quarterly financial statements before earnings announcements;

•	reviewing and discussing with management our annual and quarterly earnings press releases;

•

reviewing and discussing with management and the independent auditor major issues regarding accounting principles and financial statement presentations, adequacy of internal controls, and any critical judgments or accounting estimates made in connection with the preparation of financial statements;

•

reviewing and evaluating the Company’s major risk exposures, including cybersecurity and supplier risks and the steps management has taken to monitor and control such exposures including discussion of the Company’s risk assessment and risk management policies; and

•	overseeing the Company’s compliance with legal and regulatory requirements.

The Board has determined that all of the members of the Audit Committee are independent as defined under the applicable NYSE and SEC rules, including the additional independence standard for audit committee members, and meet the Company’s additional independence standard set forth in the Corporate Governance Guidelines. The Audit Committee has reviewed and approved the independent auditor, both for 2017 and 2018, and the fees relating to audit services and other services performed by them.

For more information regarding the Audit Committee, see “Audit Committee Report” and “Proposal 3 — Ratification of Independent Auditor” below.

Compensation Committee

The Compensation Committee met six times in 2017. The Compensation Committee apprises the Board with respect to the evaluation, compensation and benefits of our executives. Its responsibilities include, among others:

•	evaluating the performance of our CEO and other executive officers in light of the Company’s goals and objectives;

•	reviewing and approving the corporate goals and objectives relevant to CEO and executive officer compensation;

•	making recommendations to the independent Board members regarding CEO compensation and approving compensation of the other executive officers;

•	reviewing and approving periodically a general compensation policy for other officers of the Company and officers of its principal subsidiaries;

•	approving, or if appropriate, making recommendations to the Board with respect to incentive compensation plans and equity-based plans;

•	reviewing Company officer candidates for election by the Board;

•	reviewing and evaluating the executive officers’ development and succession plan (other than our CEO’s succession plan, which is reviewed by the Nominating and Governance Committee);

•	evaluating the risks associated with our compensation policies and practices and the steps management has taken to monitor and control such risks; and

•	overseeing equal employment opportunity and diversity initiatives.

In making recommendations regarding the compensation of our CEO and approving the compensation of the other executive officers, the Compensation Committee takes into consideration its evaluation of the individual performance of each person. The Compensation Committee also considers recommendations from the independent executive compensation consultant that the Compensation Committee engages to advise it with respect to executive compensation design, comparative compensation practices and compensation matters relating to the Board. Each year, the Compensation Committee evaluates the independence and quality of the services provided by its independent executive compensation consultant. Additionally, when considering changes in compensation for senior executives that report to our CEO, including the Named Executive Officers, the Compensation Committee also considers input from our CEO; Executive Vice President, Regulatory Policy and Corporate Affairs; and Vice President, Human Resources.

For the 2017 fiscal year, the Compensation Committee engaged the services of Exequity LLP to assist in executive compensation design, comparative compensation practices and compensation matters relating to the Board. The Compensation Committee determined that Exequity LLP was independent after considering the factors set forth in SEC Rule 10C-1(b)(4) and the applicable NYSE rules. Exequity LLP provided no other services to the Company in 2017. In August 2017, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent executive compensation consultant for all such matters for the 2018 fiscal year. In doing so, the Compensation Committee considered the independence factors set forth in SEC Rule 10C-1(b)(4) and the applicable NYSE rules and determined that both Meridian and its individual lead consultant were independent from the Company.

The Compensation Committee has authority to delegate its responsibilities to subcommittees as deemed appropriate, provided the subcommittees are composed entirely of independent directors who also meet the other requirements for membership of the Compensation Committee.

All of the directors serving on the Compensation Committee are: (i) independent as defined under the applicable NYSE and SEC rules and meet the additional independence standard set forth in the Corporate Governance Guidelines and the additional NYSE independence standard for members of compensation committees; (ii) “non-employee directors” as defined under Rule 16b-3 of the Exchange Act; and (iii) “outside directors” as defined by Section 162(m) of the Internal Revenue Code (hereafter “Section 162(m) of the Code” or “Code Section 162(m)”).

Compensation Committee Interlocks and Insider Participation

As of the fiscal year ended December 31, 2017, Messrs. Kabat and DeVeydt, Dr. Candris and Ms. Henretta served on the Compensation Committee. During the fiscal year ended December 31, 2017, there were no compensation committee interlocks or insider participation.

Environmental, Safety and Sustainability Committee

The ESS Committee met five times during 2017. The ESS Committee assists the Board in overseeing the programs, performance and risks relative to environmental, safety and sustainability matters. Its responsibilities include, among others:

•	evaluating the Company’s environmental and sustainability policies, practices and performance;

•	evaluating the Company’s safety policies, practices and performance relating to our employees, contractors and the general public;

•	reviewing and assessing stockholder proposals related to the environment, safety and sustainability;

•	reviewing and evaluating the Company’s programs, policies, practices and performance with respect to health and safety compliance auditing; and

•	assessing major legislation, regulation and other external influences that pertain to the ESS Committee’s responsibilities and assessing the impact on the Company.

Finance Committee

The Finance Committee met five times during 2017. Its responsibilities include the following, among others:

•	reviewing and evaluating the financial plans of the Company, capital structure, equity and debt levels, dividend policy and financial policies;

•	reviewing the Company’s corporate insurance programs;

•	reviewing the Company’s investment strategy and investments;

•	reviewing and evaluating the Company’s financial, tax, third party credit and commodity risks and the steps management has taken to monitor and control such risks;

•	reviewing the Company’s annual earnings guidance and capital budgets and recommending approval to the Board; and

•	reviewing the Company’s hedging policies and exempt swap transactions.

Nominating and Governance Committee

The Nominating and Governance Committee met five times in 2017. Its responsibilities include, among others:

•	identifying individuals qualified to become Board members, consistent with criteria approved by the Board;

•	recommending to the Board director nominees for election at the next annual meeting of the stockholders;

•	developing and recommending to the Board the Corporate Governance Guidelines;

•	consulting with management to determine the appropriate response to stockholder proposals submitted pursuant to SEC rules;

•	reviewing and evaluating risks to the Company’s reputation and the steps management has taken to monitor and control such risks;

•	reviewing and evaluating our CEO succession plan and working with the Board to evaluate potential successors to our CEO;

•	reviewing and overseeing, at least annually, corporate and business unit political spending;

•	evaluating any resignation tendered by a director and making recommendations to the Board about whether to accept such resignation; and

•	overseeing the evaluation of the performance of the Board and its committees.

The Nominating and Governance Committee, with the assistance of the independent compensation consultant annually reviews the amount and composition of non-employee director compensation. Please see the discussion under the heading “Director Compensation” for a description of the compensation we provide to our non-employee directors.

Director Selection Process.    The Nominating and Governance Committee identifies and screens candidates for director and makes its recommendations for director to the Board. At times the Board may establish an ad hoc search committee to assist the Nominating and Governance Committee in this process. Additionally, the Nominating and Governance Committee has the authority to retain a search firm to help it identify director candidates to the extent it deems necessary or appropriate. In 2015, the Board established a search committee to assist the Nominating and Governance Committee and the Board in identifying qualified director candidates. In 2017, the Nominating and Governance Committee also engaged the firm of Heidrick & Struggles International, Inc., which firm recommended Mr. Butler for director. In considering candidates for director, the Nominating and Governance Committee considers the skills, expertise, experience and qualifications that will best complement the overall mix of skills and expertise of the Board in view of the strategy of, and the risks and opportunities faced by the Company, as well as each candidate’s relevant business, academic and industry experience, professional background, age, current employment, community service, other board service and other factors. In addition, the Nominating and Governance Committee takes into account the racial, ethnic and gender diversity of the Board and actively seeks minority and female candidates.

The Nominating and Governance Committee seeks to identify and recommend candidates with a reputation for, and record of, integrity and good business judgment who have experience in positions with a high degree of responsibility and are leaders in the organizations with which they are affiliated; are effective in working in complex collegial settings; are free from conflicts of interest that could interfere with a director’s duties to the Company and its stockholders; and are willing and able to make the necessary commitment of time and attention required for effective service on the Board, including limiting their service on other boards to a reasonable number. The Nominating and Governance Committee also takes into account the candidate’s level of financial literacy. The Nominating and Governance Committee monitors the mix of skills and experience of the directors in order to assess whether the Board has the necessary tools to perform its oversight function effectively. The Nominating and Governance Committee also assesses the diversity of the Board as a part of its annual self-assessment process as described in more detail below. The Nominating and Governance Committee will consider nominees for directors recommended by stockholders and will use the same criteria to evaluate candidates proposed by stockholders as it uses to evaluate the candidates identified by the Board.

The Board has determined that all of the members of the Nominating and Governance Committee are independent as defined under the applicable NYSE rules and meet the additional independence standard set forth in the Corporate Governance Guidelines.

For information on how to nominate a person for election as a director at the 2019 Annual Meeting, please see the discussion under the heading “Stockholder Proposals and Nominations for 2019 Annual Meeting.”

Board Evaluation Process.    The Nominating and Governance Committee oversees the self-evaluation process, which is used by the Board and by each committee of the Board to determine effectiveness and identify opportunities for improvement. Annually at its meeting in March, the Nominating and Governance Committee initiates the self-evaluation process and approves the form of written evaluation questionnaires that are distributed to each director for completion. The written evaluation questionnaires are updated each year as necessary to reflect changes identified in the prior year, any committee charter changes and any suggestions from the directors. The questionnaires solicit feedback on Board composition, Board meeting mechanics including information received, core responsibilities, relationship with management, committee functioning and other relevant matters. The Chief Legal Officer compiles and summarizes the responses for discussion at the subsequent Board and committee meetings. In addition, on an ongoing basis, the Chairman meets with each director individually to solicit feedback with respect to both the full Board and any committee on which the director serves, in addition to director performance and Board dynamics. Our Board utilizes the results of these evaluations in making decisions on Board agendas, Board structure, committee responsibilities and agendas, information presented to the Board, and continued service of individual directors on the Board. This information is then shared with the Board, and appropriate actions or changes are then identified.

No Mandatory Retirement Age or Term Limits.    Our Corporate Governance Guidelines set forth that we do not believe that mandatory retirement ages or term limits serve the needs of the Company. The Board periodically evaluates the performance and qualifications of individual directors in connection with the nomination process. In addition, although the Nominating and Governance Committee will consider length of service in recommending candidates for re-election, the Board does not believe that adopting a set term limit for directors serves the interests of the Company. Such limits may result in the loss of contributions from directors who have been able to develop, over a period of time, increasing insight into the Company, its operations and its strategic direction. The Nominating and Governance Committee reviews these policies as part of its annual governance review and will consider modifications to these policies as deemed necessary and in the best interests of the Company.

DIRECTOR COMPENSATION

Director Compensation.    This section describes compensation for our non-employee directors. To attract and retain highly qualified candidates to serve on the Board, we provide a combination of cash and equity awards. Our non-employee director compensation is reviewed annually by our Nominating and Governance Committee with the assistance of the independent executive compensation consultant. The Nominating and Governance Committee with the assistance of Exequity LLP reviewed the amount and composition of director compensation for 2017 and recommended an increase of $10,000 in the value of the equity portion of the annual retainer we provide to our non-employee directors, which was implemented. A full-time employee who serves as director does not receive any additional compensation for service on the Board. Consequently, because Mr. Hamrock is also our President and CEO, he does not receive additional compensation for his service as a Board member.

Each non-employee director receives an annual retainer of $220,000, consisting of $90,000 in cash and an award of restricted stock units valued at $130,000 at the time of the award. The cash retainer is paid in arrears in four equal installments at the end of each calendar quarter.

The restricted stock units are awarded annually, and the number of restricted stock units is determined by dividing the value of the grant by the closing price of our common stock on the grant date. Restricted stock units are granted to non-employee directors under the NiSource Inc. 2010 Omnibus Incentive Plan (“Omnibus Plan”), which was approved by the stockholders on May 11, 2010, and re-approved on May 12, 2015.

Additionally, each non-employee director who serves as chair of a Board committee receives compensation for this responsibility. The annual committee chair fees are $20,000 for each of the standing committees. The Chairman of the Board receives additional annual compensation of $160,000 for his role and the Vice Chairman of the Board receives additional annual compensation of $75,000 for his role. These fees are paid in cash in arrears in four equal installments and are prorated in the case of partial year service.

All Other Compensation.    The other compensation included under the column “All Other Compensation” in the Director Compensation Table below consists of matching contributions made by the NiSource Charitable Foundation.

Omnibus Plan.    The Omnibus Plan permits equity awards to be made to non-employee directors in the form of non-qualified stock options, stock appreciation rights, restricted stock and restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards. Except as provided below, terms and conditions of awards to non-employee directors are determined by the Board prior to grant. Since May 11, 2010, awards to directors have been made under the Omnibus Plan. Awards of restricted stock units associated with periods prior to June 1, 2011, vested immediately, but are not distributed in shares of common stock until after the director separates from the Board. Awards of restricted stock units made after June 1, 2011, vest and are payable in shares of our common stock on the earlier to occur of: (a) the last day of the director’s annual term for which the restricted stock units are awarded; or (b) the date that the director separates from service due to a “Change-in-Control” (as defined in the Omnibus Plan); provided, however, that effective in 2015, any director that commences services after the start of an annual term vests on the first anniversary of the initial grant; and, provided further, that in the event that the director separates from service prior to such time as a result of “Retirement” (defined as the cessation of services after providing a minimum of five continuous years of service as a member of the Board), death or “Disability” (as defined in the Omnibus Plan), the director’s restricted stock unit awards shall pro rata vest in an amount determined by using a fraction, where the numerator is the number of full or partial calendar months elapsed between the grant date and the date of the director’s Retirement, death or Disability, and the denominator of which is the number of full or partial calendar months elapsed between the grant date and the last day of the director’s annual term for which the director is elected that corresponds to the year in which the restricted stock units are awarded. All equity awards under our Omnibus Plan, including awards to non-employee directors have a minimum vesting term of one year unless the director separates from service prior to such time as the result of Retirement, death or Disability. The vested restricted stock units awarded on or after June 1, 2011, are payable as soon as practicable following vesting, unless otherwise provided pursuant to any prior election the non-employee director may have made to defer distribution. With respect to restricted stock units that have not been distributed, additional restricted stock units are credited to each non-employee director to reflect dividends paid to stockholders on common stock. The restricted stock units have no voting or other stock ownership rights and are payable in shares of our common stock upon distribution.

Director Stock Ownership.    The Board maintains stock ownership requirements for its directors that are included in the Corporate Governance Guidelines. Within five years of becoming a non-employee director, each non-employee director is required to hold an amount of Company stock with a value equal to five times the annual cash retainer paid to directors by the Company. Company stock that counts towards satisfaction of this requirement includes shares purchased on the open market, awards of restricted stock or restricted stock units through the prior Non-Employee Director Stock Incentive Plan or Omnibus Plan, and shares beneficially owned in a trust or by a spouse or other immediate family member residing in the same household. All of the non-employee director nominees are in compliance with the stock ownership requirements that are included in the Corporate Governance Guidelines.

Each director has a significant portion of his or her compensation directly aligned with long-term stockholder value. Fifty-nine percent (59%) of a non-employee director’s 2017 annual retainer (valued as of the time of award) consisted of restricted stock units, which are converted into common stock when vested and distributed to the director.

2017 Director Compensation

The table below sets forth all compensation earned by or paid to our non-employee directors in 2017. Our CEO did not receive any additional compensation for his service on the Board. His compensation for serving as CEO is listed under Compensation of Executive Officers.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Richard A. Abdoo	97,151	130,000	15,000	242,151
Peter A. Altabef(5)	83,710	164,510	10,000	258,220
Eric L. Butler(6)	42,823	103,852	—	146,675
Aristides S. Candris	110,000	130,000	10,000	250,000
Wayne S. DeVeydt	90,000	130,000	20,000	240,000
Deborah A. Henretta	90,000	130,000	—	220,000
Michael E. Jesanis	110,000	130,000	10,000	250,000
Kevin T. Kabat	102,903	130,000	—	232,903
Richard L. Thompson	270,000	130,000	—	400,000
Carolyn Y. Woo	110,000	130,000	7,000	247,000

(1)

The fees shown include the annual cash retainer and any Board and chair fees paid during the year to each non-employee director. With respect to Messrs. Altabef and Butler, the fees were prorated for partial year service on the Board; with respect to Messrs. Abdoo and Kabat the fees were prorated for partial year service as committee chair.

(2)

The amounts shown reflect the grant date fair value of awards computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For restricted stock units, the grant date fair value is the number of shares multiplied by the closing price of our stock on the award date. Each non-employee director who was elected on May 9, 2017, received an award of restricted stock units valued at $120,000 which was equal to approximately 5,044 restricted stock units valued at $23.79 per unit, the closing price of our common stock on that date. See “Security Ownership of Certain Beneficial Owners and Management” and the footnotes to that table for information regarding the number of shares of stock held by each current director as of March 1, 2018.

(3)

As of December 31, 2017, the number of equity awards (in the form of restricted stock units) that were outstanding for each non-employee director was as follows: Mr. Abdoo, 59,906; Mr. Altabef, 7,075; Mr. Butler, 4,173; Dr. Candris, 31,627; Mr. DeVeydt, 5,465; Ms. Henretta, 17,269; Mr. Jesanis, 5,465; Mr. Kabat, 5,465; Mr. Thompson, 56,559; and Dr. Woo, 32,811.

(4)

The amounts shown reflect matching contributions made by the NiSource Charitable Foundation under the Director Charitable Match Program. The Foundation matches up to $10,000 annually in contributions by any non-employee director to approved tax-exempt charitable organizations. Any amount not utilized for the match in the year it is first available is carried over to the following year.

(5)

The amount shown in the Stock Awards column for Mr. Altabef includes an additional pro-rated award valued at $34,510 which was equal to approximately 1,567 restricted stock units valued at $22.03 per unit, the closing price of our common stock on January 27, 2017, the date of his appointment to the Board.

(6)

The amount shown in the Stock Awards column for Mr. Butler is a pro-rated award which was equal to approximately 4,119 restricted stock units valued at $25.21 per unit, the closing price of our common stock on July 10, 2017, the date of his appointment to the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of March 1, 2018, the number of shares of our outstanding common stock beneficially owned by: (i) each of our directors; (ii) each of the Named Executive Officers; (iii) our directors and executive officers as a group; and (iv) beneficial owners of more than 5% of our outstanding common stock (based solely on the Schedule 13G filings and any amendments thereto filed with the SEC on or before March 1, 2018) except as noted below. None of the Named Executive Officers or directors has any outstanding stock options as of that date. The business address of each of the Company’s directors and executive officers is the Company’s address.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class Outstanding
5% Owners
The Vanguard Group(1)	36,108,835	10.7%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.(2)	24,799,547	7.4%
55 East 52nd Street New York, NY 10055
T. Rowe Price Associates, Inc.(3)	24,432,926	7.2%
100 East Pratt Street Baltimore, MD 21202
Directors and Executive Officers
Richard A. Abdoo(4)	15,000	*
Peter A. Altabef(4)	1,611	*
Donald E. Brown(5)	45,818	*
Eric L. Butler(4)	—	*
Aristides S. Candris(4)	2,000	*
Wayne S. DeVeydt(4)	5,934	*
Joseph Hamrock(5)	327,406	*
Deborah A. Henretta(4)	179	*
Carrie J. Hightman (5)(6)	349,536	*
Michael E. Jesanis(4)	26,845	*
Kevin T. Kabat(4)	11,451	*
Violet G. Sistovaris(5)	128,615	*
Jim L. Stanley(7)	71,738	*
Richard L. Thompson(4)	29,144	*
Pablo A. Vegas(5)	30,839	*
Carolyn Y. Woo(4)	32,698	*
All directors and executive officers as a group (22 persons)	1,257,482	*

*	Less than 1%

(1)

As reported on an amendment to statement on Schedule 13G filed with the SEC on behalf of The Vanguard Group on February 9, 2018. The Vanguard Group has sole voting power with respect to 513,795 shares, shared voting power with respect to 153,995 shares, sole dispositive power with respect to 35,500,863 shares and shared dispositive power with respect to 607,972 shares reported as beneficially owned.

(2)

As reported on an amendment to statement on Schedule 13G filed with the SEC on behalf of BlackRock, Inc. on January 25, 2018. BlackRock, Inc. has sole voting power with respect to 21,826,511 shares and sole dispositive power with respect to 24,799,547 shares reported as beneficially owned.

(3)

As reported on an amendment to statement on Schedule 13G filed with the SEC on behalf of T. Rowe Price Associates, Inc. on February 14, 2018. T. Rowe Price Associates, Inc. has sole voting power with respect to 8,244,008 shares and sole dispositive power with respect to 24,432,926 shares reported as beneficially owned.

(4)

Does not include restricted stock units issued under the Omnibus Plan and the former Non-Employee Director Stock Incentive Plan unless the shares have been distributed or the non-employee director has the right to acquire the shares within 60 days of March 1, 2018.

(5)	Includes shares held in our 401(k) Plan and shares that are distributable within 60 days of March 1, 2018.

(6)	Includes shares owned by a trust over which Ms. Hightman maintains investment control and of which one or more of her immediate family members are the sole beneficiaries.

(7)	Mr. Stanley left the Company on June 1, 2017. His holdings appear as Mr. Stanley reported to the Company as of December 31, 2017.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Introduction

This CD&A describes our compensation philosophy and the material elements of our 2017 executive compensation program applicable to the Named Executive Officers.

The Named Executive Officers who currently serve as executive officers of the Company are:

Joseph Hamrock — President and Chief Executive Officer (“CEO”)

Donald E. Brown — Executive Vice President and Chief Financial Officer (“CFO”)

Pablo A. Vegas — Executive Vice President, Gas Business Segment and Chief Customer Officer

Carrie J. Hightman — Executive Vice President and Chief Legal Officer (“CLO”)

Violet G. Sistovaris — Executive Vice President and President, Northern Indiana Public Service Company LLC (“NIPSCO”)

We have one additional Named Executive Officer who is no longer an executive officer of the Company, Jim L. Stanley, our former Executive Vice President and Chief Operating Officer (“COO”), who left the Company on June 1, 2017. SEC executive compensation disclosure rules require us to provide information for any individual who served as an executive officer during the year and would have been reported as a Named Executive Officer in this Proxy Statement had that individual not left the Company.

2017 Accomplishments

The Company achieved a number of significant accomplishments in 2017, including:

•	Delivering total shareholder return of approximately 19%, outperforming both major utilities indexes; and

•	Generating consistent earnings growth, which we believe reflects the strength of our long-term customer-focused infrastructure investment strategy.

Total shareholder return shown in the chart above is calculated by share price appreciation plus the annual dividend amount. The NiSource 2015 share price appreciation and total shareholder return shown in the charts above are based on a 2014 year-end closing price calculated utilizing the Bloomberg separation formula taking into account the separation of Columbia Pipeline Group, Inc. from the Company on July 1, 2015 (the “Separation”).

We believe that our 2017 performance was once again driven in large part by our continued disciplined execution across all facets of our established infrastructure-focused and investment-driven business strategy. Key business accomplishments during 2017 include:

•	Investing a record $1.7 billion of capital across our Columbia Gas and NIPSCO utilities in support of long-term safety and service reliability for our customers and communities;

•	Replacing more than 377 miles of priority gas pipelines across seven states, thus further enhancing safety and reducing methane leaks and emissions;

•	Replacing approximately 68 miles of underground electric cable and more than 1,300 electric poles to further support increased service reliability;

•	Improving customer satisfaction scores at our Columbia Gas and NIPSCO utilities while adding more than 28,000 net new natural gas customers;

•	Completing our safest year on record for employee safety, including achieving industry top decile in core safety metrics and continued declines in preventable vehicle accidents;

•	Refinancing approximately $1 billion in long-term debt at more favorable interest rates, which will result in significant interest expense savings;

•	Opening the third of four state-of-the-art field employee training centers;

•

Setting aggressive environmental targets, including the goal of reducing carbon dioxide equivalent emissions by 50% by 2025 (from 2005 levels), levels that exceed goals outlined by the Paris Agreement, Clean Power Plan and Environmental Protection Agency’s Methane Challenge Program; and

•

Achieving significant industry and national recognition, including: being named to the Dow Jones Sustainability North American Index for the fourth straight year; one of the World’s Most Ethical Companies by Ethisphere for the seventh consecutive year; a Best Place to Work for LGBTQ Equality by the Human Rights Campaign; the top utility in Forbes magazine list of America’s Best Large Employers; and one of the world’s Top 100 Energy Leaders by Thomson Reuters.

Executive Compensation Highlights

In connection with its ongoing review of our executive compensation program, the Compensation Committee made the following key compensation decisions with respect to 2017:

•

Recommended to the independent members of the Board an increase in our CEO’s base salary, target and stretch award opportunities under the annual cash short-term incentive plan and the grant date value of his 2017 annual long-term equity award opportunity for the reasons explained in “Compensation Committee Actions Related to 2017 Compensation” in the sections entitled “2017 Base Salaries,” “2017 Cash Incentive Plan” and “2017 LTIP Awards,” respectively;

•

Approved increases in base salary for Mr. Brown and Ms. Sistovaris and increases in the grant date value of the 2017 annual long-term equity award opportunities for Messrs. Brown, Vegas and Stanley and Ms. Sistovaris for the reasons explained in “Compensation Committee Actions Related to 2017 Compensation” in the sections entitled “2017 Base Salaries” and “2017 LTIP Awards” respectively;

•

Approved promotional increases in base salary, trigger, target and stretch award opportunities under the annual cash short-term incentive plan and an additional increase in the grant date value of Mr. Vegas’ 2017 annual long-term equity award opportunity for the reasons explained in “Compensation Committee Actions Related to 2017 Compensation” in the sections entitled “2017 Base Salaries,” “2017 Cash Incentive Plan” and “2017 LTIP Awards,” respectively;

•

Determined discretionary cash bonuses for Mr. Hamrock and Ms. Sistovaris were appropriate based on their contributions to the Company’s success as further explained in the section entitled “2017 Discretionary Payouts to Certain Named Executive Officers;”

•

Delivered the 2017 annual long-term equity awards to the Named Executive Officers in the form of performance shares that vest upon the achievement of cumulative performance goals over a three-year performance period and continuous employment through the post-performance period vesting date;

•

Approved performance goals for our 2017 annual long-term equity awards that are designed to align the Company’s strategic operating plan with the interests of stockholders by selecting relative total shareholder return and cumulative net operating earnings per share as performance measures; and

•

Evaluated 2017 executive compensation utilizing a Comparative Group that is designed to align the Company with entities that the Compensation Committee considers to be operationally similar and with which we compete for executive talent.

Our Executive Compensation Philosophy

The key design priorities of the Company’s 2017 executive compensation program were to:

•	Maintain a financially responsible program that is aligned with the Company’s strategic plan to build stockholder value and support long-term, sustainable earnings and dividend growth;

•	Provide a total compensation package that is aligned with the standards in our industry thereby enhancing the Company’s ability to:

– Attract and retain executives with competitive compensation opportunities;

– Motivate and reward executives for achieving and exceeding our business objectives;

– Ensure that significant portions of pay remain at risk for failure to achieve our business objectives;

•	Align the interests of stockholders and executives by emphasizing stock-denominated compensation opportunities that are contingent on goal achievement; and

•	Comply with applicable laws and regulations.

The Compensation Committee believes that the Company’s executive compensation program is thoughtfully and effectively constructed to fulfill our compensation objectives and reward effective leadership decisions that create value for our stockholders, customers and other key stakeholders.

Overview of Our 2017 Executive Compensation Program

We design our executive compensation program to attract, retain and motivate highly-qualified executive talent. We believe highly-qualified executive talent is an essential driver of the Company’s success in achieving its business objectives.

The principal elements of compensation that we provide to our executives including the Named Executive Officers are: base salary, annual short-term performance-based cash incentives and long-term performance-based equity incentive awards. We use short- and long-term performance-based compensation to motivate our executives to meet and exceed the Company’s short- and long-term business objectives.

Our long-term performance-based compensation is denominated entirely in common shares to align the interests of executives with those of our stockholders. The principal elements of our 2017 total compensation program, time horizon and design objectives of each element are shown below.

Elements of Total Compensation and Compensation Design Priorities
Element of Total Compensation	Form of Compensation	Talent Attraction	Alignment with Stockholder Interest	Talent Retention
Short-term:
Base Salary	Cash	✓	✓	✓

Annual Performance- Based Cash Incentive	Cash	✓	✓	✓
Long-term:
Long-Term Performance- Based Equity Incentive	Performance Shares	✓	✓	✓

We generally target total compensation (base salary, annual short-term performance-based cash incentives and long-term equity incentive awards) to be competitive with the compensation paid to similarly positioned executives at companies within our peer group of companies (the “Comparative Group”) as described in the section entitled “Our Executive Compensation Process — Competitive Market Review.” We do not, however, manage pay to a stipulated percentile of the Comparative Group practices.

When making decisions about our executive compensation program, the Compensation Committee takes into account the stockholders’ view of such matters. In 2017, over 96% of the votes cast by our investors were voted in favor of our Say-on-Pay Proposal at our 2017 annual meeting of stockholders. No changes were made to the design of our executive compensation program in response to the 2017 stockholder vote.

Our Executive Compensation Mix

We believe that a significant percentage of total compensation for the Named Executive Officers should consist of at-risk, performance-based compensation. The Compensation Committee believes the appropriate mix of compensation elements should take into account the Company’s financial and strategic objectives, the competitive environment, retentive elements, Company performance, individual performance and responsibilities, and evolving governance practices.

The following charts illustrate the extent to which 2017 target total compensation for our CEO and our other Named Executive Officers was payable in fixed (base salary) and performance-contingent (annual performance-based cash incentive payable at the target level and the grant date fair value of the annual long-term performance-based equity incentive award payable at the target level) formats.

Named Executive Officer	Annualized Base Salary ($)	Annual Cash Incentive Target ($)	Long-Term Incentive Target (Performance Shares) ($)	Total ($)
Joseph Hamrock President and CEO	975,000	1,170,000	3,000,000	5,145,000
Donald E. Brown Executive Vice President and CFO	525,000	393,750	900,000	1,818,750
Pablo A. Vegas Executive Vice President, Gas Business Segment and Chief Customer Officer	500,000	350,000	850,000	1,700,000
Carrie J. Hightman Executive Vice President and CLO	490,000	294,000	750,000	1,534,000
Violet G. Sistovaris Executive Vice President and President, NIPSCO	450,000	292,500	650,000	1,392,500
Jim L. Stanley Former COO	550,000	412,500	1,100,000	2,062,500

Principal Elements of Our 2017 Executive Compensation Program

Base Salary

Base salary is designed to provide our employees with a level of fixed pay that is commensurate with the employee’s role and responsibility. We believe that by delivering base salaries that are reflective of market norms, the Company is well-positioned to attract, retain and motivate top caliber executives in an increasingly competitive labor environment. The Compensation Committee annually reviews the base salaries of the Company’s senior executives, including the Named Executive Officers, to evaluate whether they are competitive within our industry. In reviewing the base salaries, the Compensation Committee considers the base salaries paid to similarly situated executives by the companies in the Comparative Group. See the section entitled “Our Executive Compensation Process — Competitive Market Review.”

The Compensation Committee determines any base salary changes for the Company’s senior executives, including the Named Executive Officers, based on a combination of factors that includes competitive pay standards, level of responsibility, experience, internal equity considerations, historical compensation, and individual performance and contribution to business objectives, as well as recommendations from Mr. Hamrock, our CEO. Mr. Hamrock’s pay is evaluated separately by the Compensation Committee, taking into account those factors reviewed for all other senior executives other than the recommendation from Mr. Hamrock. The Compensation Committee then provides their recommendation regarding CEO compensation to the independent members of the Board for approval. See the section below entitled “Compensation Committee Actions Related to 2017 Compensation – 2017 Base Salaries” for more information.

Annual Performance-Based Cash Incentive Plan (“Cash Incentive Plan”)

The Cash Incentive Plan provides our employees, including the Named Executive Officers, with the opportunity to earn a cash award tied to both the Company’s performance and their individual contributions to the Company’s success. Awards to our senior executives, including the Named Executive Officers, under the Cash Incentive Plan are subject to one corporate financial performance goal (weighted at 75%) and several operational goals related to customer care and safety (weighted at 25%). The financial performance goal is based on the Company’s financial plan, which is approved by the Board at the beginning of the year, and is designed to achieve the Company’s goal of creating sustainable stockholder value by growing earnings and providing a strong dividend. The customer care and safety goals are designed to incent achievement of our business imperatives.

Cash Incentive Plan
75% Financial Performance
25% Customer Care and Safety

Eligibility for participation in the Cash Incentive Plan extends to nearly all Company employees. Every eligible employee has an incentive opportunity at trigger, target and stretch levels of performance, and the Compensation Committee identifies expectations for all senior executives, including the Named Executive Officers and the CEO, for whom the Compensation Committee makes recommendations for consideration by the independent members of the Board. See the section below entitled “Compensation Committee Actions Related to 2017 Compensation — 2017 Cash Incentive Plan” for more information regarding the 2017 Cash Incentive Plan, including incentive opportunities, performance measures and weightings, goals and payouts for each of the Named Executive Officers.

Long-Term Equity Incentive Plan (“LTIP”)

The LTIP provides our executives, including the Named Executive Officers, with the opportunity to earn shares of Company stock tied to Company performance. The 2017 LTIP awards consist solely of performance shares that vest based on the achievement of two goals over a three year performance period: cumulative net operating earnings per share (weighted at 50%) and relative total shareholder return (weighted at 50%). The Compensation Committee believes it is important that each executive has personal financial exposure to the performance of the Company’s stock and, therefore, is aligned with the financial interests of stockholders. The Compensation Committee also believes that long-term equity incentives promote decision making that is consistent with the Company’s long-term business objectives.

When establishing equity award opportunity levels for senior executives, including the Named Executive Officers, the Compensation Committee considers, among other things, the executive’s base salary, the appropriate mix of cash and equity award opportunities, prior awards under the LTIP and the compensation practices for similarly situated executives at other companies in our Comparative Group. The actual value of the 2017 LTIP award, if any, will depend upon Company performance against pre-established performance measures as well as the Company’s stock price at the time the awards are settled. The table below summarizes key features of the 2017 LTIP awards. See the section below entitled “Compensation Committee Actions Related to 2017 Compensation” for more information regarding the 2017 LTIP awards for each of the Named Executive Officers.

Key Features of 2017 LTIP Awards	Alignment with Shareholder Interest
100% performance shares	Payouts are linked to Company performance
Two performance measures:
➢ 50% Cumulative net operating earnings per share ➢ 50% Relative Total Shareholder Return (“RTSR”)	Award value is dependent upon the value of the Company’s stock

Other Compensation and Benefits

We also provide other forms of compensation and benefits to our senior executives, including the Named Executive Officers, consisting of severance and change-in-control arrangements, an executive deferred compensation plan, a limited number of perquisites and a number of other employee benefits that generally are extended to our entire employee population. These other forms of compensation and benefits are generally comparable to those that are provided to similarly situated executives at other companies of our size and thereby serve the objectives of our compensation program to attract and retain our executives.

Severance and Change-In-Control Benefits

We maintain an executive severance policy and Change-in-Control Agreements with each of the Named Executive Officers. Change-in-Control Agreements are intended to ensure that thoroughly objective judgments are made in relation to any potential change in corporate ownership so that stockholder value is appropriately safeguarded and returns to investors are maximized. The Change-in-Control Agreements provide for cash severance benefits upon a double-trigger (meaning there must be both a qualifying change-in-control and termination of employment) and do not provide for any “gross-up” payments to executives for excise taxes incurred with respect to benefits received under a Change-in-Control Agreement. Additionally, the Omnibus Plan provides for double-trigger vesting for equity awards that are assumed or replaced by an acquiring company upon a change-in-control; meaning that there must be both a change-in-control and a qualifying termination of employment in order for the equity awards to vest in connection with or following such change-in-control. In the event equity awards are not assumed or replaced in a change-in-control, then the outstanding equity awards will vest upon the occurrence of a change-in-control alone. For further information regarding the benefits to be received upon termination of employment or change-in-control, see the table in the section entitled “Potential Payments upon Termination of Employment or a Change-in-Control of the Company” and the accompanying narrative.

In connection with Mr. Stanley’s announced retirement, the Company eliminated the position of COO and realigned Mr. Stanley’s prior responsibilities among other executive officers. As consideration for Mr. Stanley’s agreement to remain employed with the Company to assist with the transition of his roles through his June 1, 2017 separation date and in exchange for a release of claims in favor of the Company, Mr. Stanley was provided separation benefits generally consistent with a position elimination under the Company’s Executive Severance Policy. Mr. Stanley received: (i) a lump sum payment of $550,000; (ii) a payout under the 2017 cash incentive plan as detailed under “2017 Cash Incentive Plan,” based on actual performance during the year; (iii) a payout equivalent to the cost of 130% of twelve months of COBRA premiums; and (iv) a payout of accrued and unused vacation time. All payments provided to Mr. Stanley are shown in the Summary Compensation Table and are detailed in the table under the section entitled “Potential Payments upon Termination of Employment or a Change-in-Control of the Company.”

Perquisites

Perquisites are not a principal element of our executive compensation program. They are intended to assist executives in the performance of their duties on the Company’s behalf or to otherwise provide benefits that have a combined personal and business purpose. Generally, the Company does not reimburse the Named Executive Officers for the payment of personal income taxes they incur in connection with their receipt of these benefits, except for relocation expenses, consistent with Company practice for all employees who receive Company-paid relocation expenses. For information regarding 2017 perquisites, see the 2017 Summary Compensation Table and footnote (6) to that table.

Deferred Compensation Plan

We also maintain the Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) through which eligible Company executives, including the Named Executive Officers, may elect to defer between 5% and 80% of their base salary and annual cash incentive payout. The Company makes the Deferred Compensation Plan available to eligible executives so they have the opportunity to defer their cash compensation without regard to the limits imposed by the IRS for amounts that may be deferred under the 401(k) Plan. The material terms of the Deferred Compensation Plan are described in the narrative to the 2017 Non-qualified Deferred Compensation Table.

Pension Programs

During 2017, we maintained a tax-qualified defined benefit pension plan for essentially all salaried exempt employees hired before January 1, 2010, all non-exempt employees (both non-union and certain union employees) hired before January 1, 2013, as well as for other union employees, regardless of hire date, and a non-qualified defined benefit pension plan (the “Pension Restoration Plan”) for all eligible employees with annual compensation or pension benefits in excess of the limits imposed by the Internal Revenue Service (“IRS”), including any eligible Named Executive Officer. The Pension Restoration Plan provides for a pension benefit under the same formula provided under the tax-qualified plan but without regard to the IRS limits and reduced by amounts paid under the tax-qualified plan. The material terms of the pension programs are described in the narrative to the 2017 Pension Benefits Table.

Savings Programs

The Named Executive Officers are eligible to participate in the same tax-qualified 401(k) Plan as most employees and in a non-qualified defined contribution plan (the “Savings Restoration Plan”) maintained for eligible executive employees. The 401(k) Plan includes a Company match that varies depending on the pension plan in which the employee participates and a Company profit sharing contribution for most employees of between 0.5% and 1.5% of the employee’s eligible earnings based on achievement of the overall corporate net operating earnings per share measure. In addition, for salaried employees hired after January 1, 2010, and non-union non-exempt employees hired after January 1, 2013, the 401(k) Plan includes a 3% Company contribution to the employee accounts. The Savings Restoration Plan provides for Company contributions in excess of IRS limits under the 401(k) Plan for eligible employees, including the Named Executive Officers. The material terms of the Savings Restoration Plan are described in the narrative to the 2017 Non-qualified Deferred Compensation Table.

Health and Welfare Benefits

We also provide other broad-based benefits such as medical, dental, life insurance and long-term disability coverage on the same terms and conditions to all employees, including the Named Executive Officers. We believe that these broad-based benefits enhance the Company’s reputation as an employer of choice.

Our Executive Compensation Process

The Compensation Committee is responsible for determining the compensation of our executives and for overseeing the administration of our equity plans, including equity award grants to our executive officers. In doing so, the Compensation Committee apprises the Board with respect to the evaluation, compensation and benefits of our executives. The Compensation Committee takes into account various factors when making compensation decisions, including:

•	Attainment of established business and financial goals of the Company;

•	Competitiveness of the Company’s compensation program based upon competitive market data; and

•	An executive’s position, level of responsibility and performance, as measured by the individual’s contribution to the Company’s achievement of its business objectives.

The Compensation Committee reviews the compensation of our CEO and his executive direct reports each year. For our CEO, the Compensation Committee evaluates CEO performance in light of the Company’s goals and objectives and considers recommendations from the Compensation Committee’s independent executive compensation consultant that are reflective of the Compensation Committee’s assessment of our CEO’s performance and compensation competitiveness. Following this evaluation, the Compensation Committee submits its recommendations to the independent members of the Board for review and approval.

When considering changes in compensation for senior executives that report to our CEO, including the Named Executive Officers, the Compensation Committee considers input from the CEO, the Executive Vice President, Regulatory Policy and Corporate Affairs, Vice President, Human Resources in addition to the Compensation Committee’s independent executive compensation consultant.

Competitive Market Review

In connection with its compensation decision making, the Compensation Committee reviews the executive compensation practices in effect at other companies in the Comparative Group. These companies comprised leading gas, electric, and combination utilities that were selected by the Compensation Committee for their operational comparability to the Company and because we generally compete with these companies for the same executive talent. For 2017, the Compensation Committee, with input from its independent compensation consultant, Exequity LLP, made no change to the compensation peer group, except to reflect The Laclede Group, Inc.’s name change to Spire, Inc., Dominion Resources, Inc.’s name change to Dominion Energy, Inc. and the mergers of AGL Resources Inc. into Southern Company Gas and Questar Corporation into Dominion Energy, Inc. For purposes of evaluating 2017 compensation practices, the Comparative Group included the following companies:

Alliant Energy Corporation	Piedmont Natural Gas Company, Inc.
Ameren Corporation	PNM Resources, Inc.
American Electric Power Company, Inc.	PPL Corporation
Atmos Energy Corporation	Public Service Enterprise Group Incorporated
CenterPoint Energy, Inc.	SCANA Corporation
CMS Energy Corporation	Sempra Energy
Dominion Energy, Inc.	Southern Company Gas
DTE Energy Company	Spire, Inc.
FirstEnergy Corp.	Vectren Corporation
OGE Energy Corp.	WEC Energy Group, Inc.
ONE Gas, Inc.	WGL Holdings, Inc.

Compensation Peer Group	Revenue(1) ($ millions)	Market Cap(1) ($ millions)
NiSource	4,652	6,217
NiSource Percentile Rank	51st	38th
75th Percentile	8,950	15,295
Median	4,380	7,900
25th Percentile	2,316	4,459

(1) The Compensation Committee selected the 2017 Compensation Peer Group in October 2016 based on fiscal year-end 2015 revenue and market capitalization data. Fiscal year-end revenue and market capitalization data was compiled by the Committee’s independent compensation consultant.

Compensation Committee Actions Related to 2017 Executive Compensation

During 2017, the Compensation Committee reviewed and, as appropriate, took action with respect to each element of total compensation for each Named Executive Officer following the principles, practices and processes described above. The Compensation Committee’s compensation determinations and recommendations were based primarily upon recognition of the roles, responsibilities and performance of each Named Executive Officer, a review of the Comparative Group and an assessment that the total compensation provided to each Named Executive Officer offered well-balanced incentives to focus on serving the interests of the Company and its stockholders.

2017 Base Salaries

The Compensation Committee annually reviews the base salaries of senior executives, including the Named Executive Officers, to evaluate whether they are competitive and appropriately reflect performance. In January 2017, the Compensation Committee considered the base salaries earned by similarly situated executives of companies in the Comparative Group, responsibilities, experience, internal pay equity, historical compensation practices, individual performance and contributions to achievement of business objectives. The Compensation Committee approved salary increases for Mr. Brown and Ms. Sistovaris to maintain salary level market competitiveness for each executive that is reflective of strong performance and their significant achievements in their roles as CFO and Executive Vice President and President of NIPSCO, respectively. With respect to Mr. Hamrock, the Compensation Committee recommended to the independent members of the Board an increase in base salary level to maintain market competitiveness that is reflective of his strong performance and significant achievements in his role as President and CEO of the Company. The independent members of the Board considered and approved the recommendation of the Compensation Committee.

Subsequently, the Compensation Committee approved an increase for Mr. Vegas effective on May 1, 2017, due to his assumption of additional responsibilities and promotion to Executive Vice President, Gas Business Segment and Chief Customer Officer.

The 2017 base salary adjustments for Messrs. Hamrock and Brown and Ms. Sistovaris were effective on June 1, 2017 and Mr. Vegas’ salary increase became effective on May 1, 2017. All 2017 increases in Named Executive Officer salaries are shown in the table below. No other Named Executive Officer received an increase in 2017.

2017 Base Salary Increases
Name	2017 Annual Salary	2016 Annual Salary
Joseph Hamrock	$975,000	$900,000
Donald E. Brown	$525,000	$500,000
Pablo A. Vegas	$500,000	$450,000
Violet G. Sistovaris	$450,000	$400,000

2017 Cash Incentive Plan

In January 2017, the Compensation Committee established performance measures and goals to be used to determine the 2017 Cash Incentive Plan payouts for all of our employees, including the Named Executive Officers. In determining Cash Incentive Plan opportunities for the Named Executive Officers, the Compensation Committee considered competitive information from the Comparative Group, input from the independent compensation consultant, historical payouts and individual performance in its review of the trigger, target and stretch opportunities for Named Executive Officers and made no changes to the trigger, target and stretch opportunities for Named Executive Officers, except for Mr. Hamrock. With respect to Mr. Hamrock, the Compensation Committee recommended to the independent members of the Board an increase in his target and stretch incentive opportunity. The Compensation Committee recommended this increase along with an increase to his base salary, as noted above, and long-term incentive, as noted below, in order to further align his compensation with other chief executive officers within the Comparative Group, reward his strong performance and maintain market competitiveness. The independent members of the Board considered and approved the recommendation of the Compensation Committee.

Subsequently, the Compensation Committee increased each of the trigger, target and stretch incentive opportunities for Mr. Vegas, effective on May 1, 2017, due to his assumption of increased responsibilities and promotion to Executive Vice President, Gas Business Segment and Chief Customer Officer. The Compensation Committee determined Mr. Vegas’ Cash Incentive Plan opportunities should be adjusted in addition to his base salary, as noted above, and long-term incentive as noted below, to reflect the increased responsibilities and to maintain competitiveness with other similarly positioned executives within the Comparative Group for his new role as Executive Vice President, Gas Business Segment and Chief Customer Officer.

All 2017 increases to Named Executive Officer Cash Incentive Plan opportunities are shown in the table below. No other Named Executive Officer received an increase in 2017.

2017 Cash Incentive Plan Opportunity Increases
Name	2017 Opportunities			2016 Opportunities
	Trigger (% of Salary)	Target (% of Salary)	Stretch (% of Salary)	Trigger (% of Salary)	Target (% of Salary)	Stretch (% of Salary)
Joseph Hamrock	40%	120%	175%	40%	100%	160%
Pablo A. Vegas	30%	70%	110%	25%	65%	105%

The 2017 Cash Incentive Plan awards for senior executives, including all of the Named Executive Officers, were subject to achievement with respect to one corporate financial goal, net operating earnings per share, as well as additional operational goals related to customer care and safety, as detailed in the table below. The Compensation Committee approved these measures for the performance period because they were deemed to be important to the Company’s success in increasing stockholder value. The incentive opportunities for the Named Executive Officers were contingent on achievement of goals relating to these measures, subject to final discretionary adjustments by the Compensation Committee.

Performance Goal	Description	Reason Selected
Earnings
Net Operating Earnings Per Share

Income from continuing operations determined in accordance with Generally Accepted Accounting Principles, after accounting for the cost of any incentive payout and adjusted for certain items, such as fluctuations in weather and other significant unusual events (examples of which may include transaction-related costs, debt extinguishment costs or certain income tax items).

• Represents the fundamental earnings strength and performance of the Company. • Net operating earnings is used internally for budgeting and reporting to the Board.
Customer Care
2017 JD Power Gas and Electrical Utility Residential Customer Satisfaction Studies (“JD Power Studies”)

Measures relative performance of the Company’s operating companies as compared to peer companies within each operating company’s jurisdiction (based on company size and geographic region), as reported in the 2017 JD Power Studies, with the target set using the Company’s 2016 performance as the baseline. Threshold, target and maximum performance goals are based on the scoring set forth in the JD Power Studies.

• Designed to track our progress in delivering satisfaction to our customers relative to our peers. • Aligned with our stakeholder commitment of top-tier customer satisfaction and brand perception.

Performance Goal	Description	Reason Selected
Customer Care
2017 MSR Group overall post transaction customer satisfaction survey results

Measures the Company’s operating companies’ performance in a post transaction survey designed to assess the customer experience, with the target set using the Company’s 2016 performance as the baseline. Threshold, target and maximum performance goals are based on our percentile ranking as compared to the other surveyed companies.

•   Designed to track our progress in delivering satisfaction to our customers relative to our prior performance.

•   Aligned with our stakeholder commitment of top-tier customer satisfaction and brand perception.

Safety
DART Rate	Measures the rate of employee injuries that resulted in work days missed or restricted or an employee transfer, with the target set using industry benchmark of top decile.	• Designed to track our progress in achieving the optimum safety climate.
2017 National Safety Council Barometer Survey developed by the National Safety Council (“NSCBS”)

A survey that gauges employee perception of Company safety programs and benchmarks results against a proprietary database of over 800 companies, with the target set using the Company’s 2016 performance as the baseline. Threshold, target and maximum performance goals are based on our percentile ranking as compared to the other surveyed companies.

• Designed to track our progress in achieving the optimum safety climate supported by the appropriate activities while also gauging management, supervisor and employee engagement.

The applicable performance measures and their associated weightings and results as a percentage of the target incentive opportunity for 2017 for each of the Named Executive Officers are shown in the table below.

Corporate Measures(1)	Weight	Trigger	Target	Stretch	Result	Formulaic Payout as a % of Target(2)	Weighted Adjusted Formulaic Payout as a % of Target
Mr. Hamrock
NiSource Net Operating Earnings Per Share	75%	$1.12	$1.15	$1.18	$1.21	145.83%	109.38%
Customer Care (JD Power Studies)	10%	695	705	715	733	145.83%	14.58%
Customer Care (MSR Group Survey)	5%	85%	87%	89%	88%	122.92%	6.15%
Safety (DART Rate)	5%	.66	.44	.22	.43	102.08%	5.10%
Safety (NSCBS)	5%	75%	78%	80%	89%	145.83%	7.29%
Messrs. Brown and Stanley
NiSource Net Operating Earnings Per Share	75%	$1.12	$1.15	$1.18	$1.21	160.00%	120.00%
Customer Care (JD Power Studies)	10%	695	705	715	733	160.00%	16.00%
Customer Care (MSR Group Survey)	5%	85%	87%	89%	88%	130.00%	6.50%
Safety (DART Rate)	5%	.66	.44	.22	.43	102.73%	5.14%
Safety (NSCBS)	5%	75%	78%	80%	89%	160.00%	8.00%
Mr. Vegas
NiSource Net Operating Earnings Per Share	75%	$1.12	$1.15	$1.18	$1.21	157.14%	117.86%
Customer Care (JD Power Studies)	10%	695	705	715	733	157.14%	15.71%
Customer Care (MSR Group Survey)	5%	85%	87%	89%	88%	128.57%	6.43%
Safety (DART Rate)	5%	.66	.44	.22	.43	102.60%	5.13%
Safety (NSCBS)	5%	75%	78%	80%	89%	157.14%	7.86%
Ms. Hightman
NiSource Net Operating Earnings Per Share	75%	$1.12	$1.15	$1.18	$1.21	158.33%	118.75%
Customer Care (JD Power Studies)	10%	695	705	715	733	158.33%	15.83%
Customer Care (MSR Group Survey)	5%	85%	87%	89%	88%	129.17%	6.46%
Safety (DART Rate)	5%	.66	.44	.22	.43	102.65%	5.13%
Safety (NSCBS)	5%	75%	78%	80%	89%	158.33%	7.92%
Ms. Sistovaris
NiSource Net Operating Earnings Per Share	75%	$1.12	$1.15	$1.18	$1.21	161.54%	121.15%
Customer Care (JD Power Studies)	10%	695	705	715	733	161.54%	16.15%
Customer Care (MSR Group Survey)	5%	85%	87%	89%	88%	130.77%	6.54%
Safety (DART Rate)	5%	.66	.44	.22	.43	102.80%	5.14%
Safety (NSCBS)	5%	75%	78%	80%	89%	161.54%	8.08%

(1)

For performance between two performance levels (for example, between target and stretch goals), the incentive opportunity is determined by interpolation and is expressed as a percentage of the target opportunity.

(2)

The Formulaic Payout as a % of Target varies among the Named Executive Officers based on the difference between the Named Executive Officer’s trigger, target and stretch opportunities. The incentive opportunity range for each of the Named Executive Officers is shown in the table below.

2017 Cash Incentive Plan Payouts to the Named Executive Officers

The 2017 Cash Incentive Plan opportunities and actual payout amounts as approved by the Compensation Committee (and with respect to the CEO, by the independent members of the Board) are shown in the table below.

Named Executive Officer	Trigger (% of Salary)	Target (% of Salary)	Stretch (% of Salary)	2017 Award (% of Target)	2017 Award(1)
Joseph Hamrock	40%	120%	175%	142.50%	$1,667,250
Donald E. Brown	30%	75%	120%	155.64%	$612,833
Pablo A. Vegas	30%	70%	110%	152.99%	$535,465
Carrie J. Hightman	25%	60%	95%	154.09%	$453,025
Violet G. Sistovaris	25%	65%	105%	157.06%	$459,401
Jim L. Stanley	30%	75%	120%	155.64%	$314,385

(1)

The 2017 Awards for each of the Named Executive Officers were calculated as follows: annual base salary multiplied by his or her Target (% of Salary) multiplied by the applicable 2017 Award (% of Target), except for Mr. Stanley who left the Company on June 1, 2017. His incentive was calculated using his prorated 2017 salary rather than his annual base salary.

In January 2018, the Compensation Committee certified the performance results set forth in the tables above. Additionally, the Compensation Committee determined it was appropriate to recommend to the independent members of the Board that Mr. Hamrock receive a 2017 Cash Incentive Plan payout of $1,667,250 based on the Company’s 2017 performance, Mr. Hamrock’s exceptional contribution to the Company’s success in 2017, and his continued strong performance in the Company’s top leadership role. The independent members of the Board considered and approved the Cash Incentive Plan payout recommended by the Compensation Committee.

Mr. Hamrock also made recommendations to the Compensation Committee with respect to the award of 2017 Cash Incentive Plan payouts to the other senior executives, including the other Named Executive Officers. In making his recommendations, Mr. Hamrock considered the Company’s performance and the performance of the senior executives in delivering strong stockholder returns again in 2017 as well as the performances of the corporate functions the executive led. The Compensation Committee considered and accepted Mr. Hamrock’s recommendations and approved Cash Incentive Plan payouts to the Named Executive Officers in accordance with the Cash Incentive Plan formula, as set forth in the table above.

2017 Discretionary Payouts to Certain Named Executive Officers

At the January 2018 Compensation Committee meeting, the Compensation Committee exercised its discretion to provide bonuses in addition to the amount based on performance relative to the pre-established performance criteria described above under “2017 Cash Incentive Plan.” The Compensation Committee determined it was appropriate to approve a $40,599 discretionary bonus to Ms. Sistovaris in recognition of her contribution to the Company’s efforts to provide sustained value for customers and investors, including her successful launch of various initiatives at NIPSCO that resulted in improved safety, customer care and service reliability in 2017. Additionally, the Compensation Committee determined it was appropriate to recommend to the independent members of the Board that Mr. Hamrock receive a discretionary bonus of $87,750 in recognition of his successful leadership of the Company in 2017, and his continued strong performance in the Company’s top leadership role. The independent members of the Board approved the discretionary bonus to the CEO as recommended by the Compensation Committee.

These discretionary bonuses are set forth in the Bonus column of the 2017 Summary Compensation Table because they are not based on performance relative solely to the pre-established performance criteria under the Cash Incentive Plan described above. Payouts under the 2017 Cash Incentive Plan are set forth in the Non-equity Incentive Plan Compensation column of the 2017 Summary Compensation Table.

2017 LTIP Awards

2017 Performance Share Awards.    In January 2017, the Compensation Committee approved a grant of performance shares to the Company’s senior executives, including each of the Named Executive Officers. Consistent with the philosophy and principles articulated above, the Compensation Committee believes that the 2017 performance share awards:

•	Align the interests of executives with the Company’s stockholders as the ultimate value of the award is dependent upon the value of the Company’s stock;

•	Support the Company’s philosophy of paying for performance as the performance shares will not vest unless the Company achieves its performance goals over the performance period; and

•	Provide competitive compensation to recruit and retain executive talent by including a long-term incentive component with a three-year service condition.

In determining the 2017 LTIP grant values to be awarded to the Company’s senior executives, including the Named Executive Officers, the Compensation Committee considered the competitive pay practices at companies within our Comparative Group, input from the Compensation Committee’s independent compensation consultant, the historical mix of fixed compensation versus variable incentive compensation and individual performance. The Compensation Committee approved an increase in 2017 grant date values for Messrs. Brown, Vegas and Stanley and Ms. Sistovaris. Additionally, the Compensation Committee recommended to the independent members of the Board an increase in the 2017 grant date value for Mr. Hamrock, our CEO. The independent members of the Board considered and approved the recommendation of the Compensation Committee.

In particular, in approving the increased LTIP grant values for Messrs. Brown, Vegas and Stanley and Ms. Sistovaris, and making its recommendation to the independent members of the Board with respect to Mr. Hamrock, the Compensation Committee considered each executive’s consistently strong performance, their demonstrated leadership in their roles, their historic award values in relation to the Comparative Group, and, with respect to Mr. Hamrock, his effective leadership in the execution of a successful operating strategy for the Company. The Compensation Committee approved an increase for Mr. Vegas in January 2017 based on his former role as Executive Vice President and President, Columbia Gas Group. Subsequently, the Compensation Committee approved an additional increase for Mr. Vegas effective May 1, 2017, to maintain competitiveness with other similarly positioned executives within the Comparative Group, due to his assumption of additional responsibilities and promotion to Executive Vice President, Gas Business Segment and Chief Customer Officer.

2017 LTI Award Increases
Name	2017 Grant Date Face Value	2016 Grant Date Face Value
Joseph Hamrock	$3,000,000	$2,500,000
Donald E. Brown	$900,000	$850,000
Pablo A. Vegas(1)	$850,000	$650,000
Violet G. Sistovaris	$650,000	$600,000
Jim L. Stanley(2)	$1,100,000	$1,050,000

(1)	Mr. Vegas’ target value was increased by $100,000 in January 2017 and an additional $100,000 effective May 1, 2017.

(2)	Mr. Stanley left the Company on June 1, 2017 and forfeited his entire 2017 performance share award in accordance with the terms of the award agreement.

Vesting of the 2017 grants of performance shares is dependent on the Company meeting certain performance measures over the 2017-2019 performance period (the “performance period”). Executives ordinarily must be continuously employed by the Company through February 28, 2020, to receive payment of performance shares related to the performance period, although special vesting rules apply in the event of death, “Retirement,” “Disability” or a “Change-in-Control” (each as defined in the Omnibus Plan). Termination for any other reason prior to February 28, 2020, will result in forfeiture of all related performance shares. Mr. Stanley forfeited his entire 2017 and 2016 performance share grants (as well as his 2015 service-based award) because his separation from the Company did not meet the definition of Retirement under the Omnibus Plan.

The performance measures on which vesting of the 2017 performance shares is contingent relate to cumulative net operating earnings per share (calculated as detailed earlier under 2017 Cash Incentive Plan) and relative total shareholder return (“RTSR”) over the three-year performance period. The Compensation Committee utilized net operating earnings per share as a performance measure for the LTIP awards in recognition that this straightforward measure supports enterprise-wide strategy and performance and is aligned with stockholder value. This measure was also used as a performance metric in the Company’s 2017 Cash Incentive Plan, supplemented by operational measures to strike an appropriate balance with respect to incentivizing earnings strength, nonfinancial business imperatives and stockholder value over the short-term and long-term.

The Compensation Committee approved measures related to cumulative net operating earnings per share and RTSR for the three-year performance period because they were deemed to be important indicators of the Company’s success in increasing stockholder value. For the 2017 awards, RTSR will be determined by the annualized growth in the price of a share of the Company’s common stock, assuming dividends are reinvested, over the period beginning December 31, 2016 and ending on December 31, 2019, compared to the similarly calculated total stockholder returns generated by a group of 34 energy services companies, each of which is similarly affected by external factors that impact stock price, such as interest rates and industry opportunities and challenges. The Compensation Committee selected the companies included in the RTSR performance peer group (which group includes 20 of the Comparative Group companies) because these companies are either within our industry or provide similar services to ours and with which we compete for the sale of equity capital. Each year, the Compensation Committee reviews any updates to the RTSR performance peer group due to merger, acquisition, bankruptcy or liquidation of any of the companies in the RTSR group. To ameliorate the effect on RTSR of single day share price volatility, the starting and ending share prices for the computation of RTSR will equal the average closing price of each company’s common stock over the 20 trading days immediately preceding the first and last day of the performance period.

If actual results over the performance period reach target goals, award recipients will earn 100% of the target number of performance shares awarded. The Compensation Committee also approved trigger and stretch goals for each measure. If the trigger performance level is not met for either measure, then the executive will not earn any portion of the 2017 grant. If the stretch goal for both measures is achieved, the executive will earn such number of shares as equate to 200% of his or her target 2017 grant, unless total shareholder return is negative for the performance period, in which case, the maximum payout for RTSR will be at target regardless of performance relative to the peer group.

The measures and goals pertaining to the 2017 performance share awards are:

Performance Measure(1)	Weight	Trigger (50% Award)	Target (100% Award)	Stretch (200% Award)
Cumulative Net Operating Earnings Per Share for 2017-2019	50%	$3.57	$3.66	≥$3.83
Relative Total Shareholder Return for 2017-2019	50%	40th Percentile	50th Percentile	100th Percentile

(1)

For performance between two performance levels (for example, between target and stretch goals), the incentive opportunity is determined by interpolation and is expressed as a percentage of the target opportunity.

The Named Executive Officers were granted 2017 performance share awards in the following amounts:

Named Executive Officer	Target Number of Performance Shares Awarded(1)(2)
Joseph Hamrock	136,178
Donald E. Brown	40,504
Pablo A. Vegas	37,904
Carrie J. Hightman	33,753
Violet G. Sistovaris	29,253
Jim L. Stanley(3)	49,505

(1)

All 2017 performance share awards were granted in January 2017, except for 4,151 of the shares awarded to Mr. Vegas, which were granted on May 1, 2017, due to his assumption of additional responsibilities and promotion to Executive Vice President, Gas Business Segment and Chief Customer Officer.

(2)	All 2017 performance share awards vest following the certification of Company performance and satisfaction of the service condition on February 28, 2020.

(3)

Mr. Stanley left the Company on June 1, 2017 and forfeited his entire 2017 performance share award in accordance with the terms of the award agreement, because his separation from the Company did not meet the definition of Retirement under the Omnibus Plan.

Stock Ownership and Retention Guidelines

Senior executives, including the Named Executive Officers, are generally expected to satisfy their applicable ownership guideline within five years of becoming subject to the guidelines provided below. Once the senior executive satisfies the applicable guideline, he or she must continue to own a sufficient number of shares to remain in compliance with the guideline. Until such time as the senior executives satisfy their applicable stock ownership guideline, they are required to hold at least 50% of the shares of common stock received upon the lapse of the restrictions on restricted stock units, the vesting of performance shares or exercise of stock options. At the end of 2017, all of the Named Executive Officers exceeded their ownership guideline except for Mr. Vegas who has until 2021 to meet his guideline.

Executive Level	Share Ownership Level
CEO	5x base salary
All other senior executive officers	3x base salary

Risk Management Policies and Guidelines

We maintain various guidelines and policies including:

•

Trading Windows/Trading Plans/Hedging.    We restrict the ability of certain employees to freely trade in the Company’s common stock because of their periodic access to material non-public information regarding the Company. Under our insider trading policy, our key executives are prohibited from trading in Company securities during quarterly blackout periods, and at such other times as the CLO may deem appropriate. In addition, under our Securities Transaction Compliance Policy for Certain Employees and our Securities Transaction Compliance Policy for Directors and Executive Officers, all directors and all senior executives, including the Named Executive Officers, are prohibited from engaging in short sales of the Company’s equity securities or in buying or selling puts, calls or other options on the Company’s securities or otherwise hedging against or speculating in potential changes in the value of the Company’s common stock. None of our directors or executive officers own Company securities that are pledged.

•

Compensation Recovery for Misconduct.    While we believe our executives conduct business with the highest integrity and in full compliance with our Code of Business Conduct, the Compensation Committee believes it is appropriate to ensure that the Company’s compensation plans and agreements provide for financial penalties to an executive who engages in certain fraudulent or other inappropriate conduct. Consequently, the Omnibus Plan contains “clawback” provisions that require reimbursement of amounts received in the event of certain acts of misconduct with respect to both the Cash Incentive Plan and LTIP awards.

Tax Treatment of Executive Compensation

Section 162(m) of the Code provides that annual compensation in excess of $1,000,000 paid to the CEO or certain of the Company’s other executive officers will not be deductible by a corporation for federal income tax purposes. Historically, there was an exception to this annual deduction limit for compensation meeting the definition of “performance-based compensation” under Section 162(m) of the Code. The Compensation Committee considers the anticipated tax treatment to the Company when determining executive compensation and, historically, has sought to structure its executive compensation program in a way that preserved the deductibility of compensation payments and benefits, subject to the satisfaction of other applicable regulatory requirements. It should be noted, however, that tax deductibility is one of many factors considered by the Compensation Committee in determining executive compensation. To maintain the flexibility to compensate the Named Executive Officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all executive compensation must be deductible under Section 162(m) of the Code.

Changes to Our Executive Compensation Program for 2018

In January 2018, the Compensation Committee modified the long-term incentive component of the executive compensation program to enhance its retention characteristics, better align individual contributions with accountability for achievement of key business imperatives while continuing to align incentives to Company financial performance and stockholder interests. Accordingly, for 2018, the long-term equity incentive award will be comprised of: (1) 80% performance shares (a substantial portion of the performance shares will vest based on cumulative net operating earnings per share and will include RTSR as a modifier, and a smaller portion of the performance shares will vest based on individual performance evaluated against preselected business criteria, as compared to the 2017 design of vesting based on cumulative net operating earnings per share and RTSR, each weighted equally); and (2) 20% restricted stock unit awards. This design change was made with the goal of providing compensation that continues to be predominately performance-based and aligned with the stockholder interests while rewarding executives based on level of responsibility and individual performance and providing a retention incentive through the inclusion of service-based awards, the value of which is variable as it will fluctuate based on the Company’s stock price performance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board (the “Committee”) has furnished the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The Committee states that it reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon the review and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

This report is submitted on behalf of the members of the Compensation Committee:

Compensation Committee

Kevin T. Kabat, Chair

Aristides S. Candris

Wayne S. DeVeydt

Deborah A. Henretta

ASSESSMENT OF RISK

The Company annually assesses whether its incentive compensation programs are constructed in a manner that might induce participant behaviors that could cause the Company material harm. An assessment was performed in 2017, and the Company concluded that the incentive components of our program are not reasonably likely to have a material adverse effect on the Company, for reasons that include the following:

•	Our operations are highly regulated at both the federal and state levels and, therefore, are subject to continuous oversight by independent bodies.

•	Policies are in place to recoup compensation in the event of certain acts of misconduct and to prohibit hedging by our senior executive officers.

•	Our compensation program is evaluated annually for its effectiveness and alignment with the Company’s goals without promoting excessive risk.

•	Senior executive compensation is weighted toward long-term incentives, thereby providing senior executives with an ongoing, multi-year focus of attention.

•	The performance measures that are the basis of incentive awards are approved each year by an independent committee of the Board.

•

The long-term incentive equity awards to senior executives generally have three-year vesting periods and are performance-based so that their upside potential and downside risk are aligned with that of our stockholders and promote long-term performance over the vesting period.

•

The senior executive officers are subject to stock ownership and retention guidelines that are independently set by the Board which are designed for senior executives to assume financial risk that is coincident with our stockholders.

•	The senior executive officers’ performance incentive measures include safety metrics in order to encourage a strong culture of safety.

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes compensation for services to the Company and its affiliates earned by or paid to each of the Named Executive Officers during 2017.

2017 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Joseph Hamrock President and CEO	2017 2016 2015	943,750 858,333 650,000	87,750 54,830 5,750	2,624,150 2,302,476 1,764,675	1,667,250 1,045,170 594,250	— — —	84,302 73,349 59,572	5,407,202 4,334,158 3,074,247
Donald E. Brown Executive Vice President and CFO	2017 2016 2015	514,583 479,167 332,386	— — 103,079	783,752 782,843 1,189,097	612,833 435,488 221,921	— — —	54,718 49,705 108,405	1,965,886 1,747,203 1,954,888
Pablo A. Vegas Executive Vice President, Gas Business Segment and Chief Customer Officer	2017 2016 —	483,333 298,295 —	— 150,000 —	737,676 1,560,554 —	535,465 226,466 —	— — —	50,348 27,421 —	1,806,822 2,262,736 —
Carrie J. Hightman Executive Vice President and CLO	2017 2016 2015	490,000 490,000 490,000	— — —	653,121 690,737 690,473	453,025 339,305 346,920	76,824 66,376 84,693	49,057 61,929 45,540	1,722,027 1,648,347 1,657,626
Violet G. Sistovaris Executive Vice President and President/NIPSCO	2017 2016 2015	429,167 400,000 360,000	40,599 46,320 —	566,046 552,597 533,252	459,401 303,680 239,100	101,772 88,473 78,188	44,676 39,679 36,166	1,641,661 1,430,749 1,266,706
Jim L. Stanley Executive Vice President and COO	2017 2016 2015	231,250 539,583 512,500	— — —	957,922 967,036 904,605	314,385 479,036 349,281	— — —	669,033 50,182 307,937	2,172,590 2,035,837 2,074,323

(1)	Any salary deferred at the election of the Named Executive Officer is reported in the category and year in which such salary was earned.

(2)

This column shows discretionary payouts that are in addition to any amounts paid under the Cash Incentive Plan. The 2017 bonus amounts consist of a $87,750 discretionary bonus to Mr. Hamrock and a $40,599 discretionary bonus to Ms. Sistovaris as described in the Compensation Discussion and Analysis — “Compensation Committee Actions Related to 2017 Compensation — 2017 Discretionary Payouts to Certain Named Executive Officers.” The 2017 Cash Incentive Plan is described in footnote (4) to this table.

(3)

For a discussion of stock awards granted in 2017, please see the Compensation Discussion and Analysis — “Compensation Committee Actions Related to 2017 Compensation—2017 LTIP Awards” above and the 2017 Grants of Plan-Based Awards Table. This column shows the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of the performance share awards granted in 2017 based on the average price of our common stock on the grant date and less the present value of any dividends not received in the vesting period. The performance share awards are subject to performance conditions, therefore, the grant date value for these awards is based upon the probable outcome of such conditions.

The following table shows the value of the 2017 performance share awards reported in the 2017 Summary Compensation Table at the grant date assuming that the highest level of performance conditions will be achieved and less the present value of any dividends not received in the vesting period. For information on the valuation assumptions used in these computations, see Note 13 to our consolidated financial statements included in our 2017 Annual Report on Form 10-K.

Name	Maximum Performance Share Potential as of Grant Date For Awards ($)
Joseph Hamrock.	5,248,300
Donald E. Brown	1,567,505
Pablo A. Vegas	1,475,333
Carrie J. Hightman	1,306,241
Violet G. Sistovaris	1,132,091
Jim L. Stanley	1,915,844

(4)

For 2017, the Cash Incentive Plan amount for each of the Named Executive Officers reflected in the column entitled Non-Equity Incentive Plan Compensation was based upon corporate performance. For more information regarding 2017 corporate performance, 2017 Cash Incentive Plan payout opportunities for the Named Executive Officers and the payout amounts, please see Compensation Discussion and Analysis — “Compensation Committee Actions Related to 2017 Compensation — 2017 Cash Incentive Plan” and the discussion on the pages that follow.

(5)

This column shows the change in the present value of each executive’s accumulated benefits under our tax-qualified pension plans and the non-qualified Pension Restoration Plan as a result of annual pay and interest credits to her account balance under the plans as described in the narrative to the 2017 Pension Benefits Table. Mses. Hightman and Sistovaris are the only Named Executive Officers who are eligible to participate in the Company’s pension plans. Messrs. Hamrock, Brown, Vegas and Stanley are not eligible to participate in the Company’s pension plans due to their hire dates. For a description of these plans and the basis used to develop the present values, see the 2017 Pension Benefits Table and accompanying narrative. No earnings on deferred compensation are shown in this column, since no earnings were above market or preferential.

(6)	The table below provides a breakdown of the amounts shown in the “All Other Compensation” column for each Named Executive Officer in 2017.

Name	Other Compensation
	Perquisites & Personal Benefits(a) ($)	Tax Gross-Ups ($)	Company Contributions To 401(k) Plan(b) ($)	Company Contributions To Savings Restoration Plan(c) ($)	Post- Termination Compensation(d) ($)	Total ($)
Joseph Hamrock	13,521	—	20,250	50,531	—	84,302
Donald E. Brown	16,124	—	20,250	18,344	—	54,718
Pablo A. Vegas	14,098	—	20,250	16,000	—	50,348
Carrie J. Hightman	12,307	—	20,250	16,500	—	49,057
Violet G. Sistovaris	12,488	—	20,250	11,938	—	44,676
Jim L. Stanley	18,605	—	16,200	—	634,228	669,033

(a)

All perquisites are valued based on the aggregate incremental cost to the Company, as required by the rules of the SEC. Please see the Compensation Discussion and Analysis — “Other Compensation and Benefits — Perquisites” above for additional information about the perquisites provided by the

Company to its Named Executive Officers. The perquisite amounts listed include financial planning and tax services as follows: Mr. Hamrock, $13,477; Mr. Brown, $16,124; Mr. Vegas, $13,956; Ms. Hightman, $12,307; Ms. Sistovaris, $12,086; and Mr. Stanley $17,463; spousal travel as follows: Mr. Hamrock, $44; Mr. Vegas, $87; and Ms. Sistovaris, $402; taxable gifts as follows: Mr. Vegas, $55; and Mr. Stanley, $1,142.

(b)

This column reflects Company matching contributions and profit sharing contributions made on behalf of each of the Named Executive Officers and a Company non-elective contribution of 3% of compensation on behalf of Mr. Hamrock, Mr. Brown, Mr. Vegas and Mr. Stanley to the 401(k) Plan. The 401(k) Plan is a tax-qualified defined contribution plan, as described above in the Compensation Discussion and Analysis —“Other Compensation and Benefits — Savings Programs.”

(c)

This column reflects Company matching contributions and profit sharing contributions made on behalf of all eligible Named Executive Officers and a Company non-elective contribution of 3% of compensation on behalf of Messrs. Hamrock, Brown, Vegas and Stanley in excess of IRS limits to the Savings Restoration Plan. The Savings Restoration Plan is a non-qualified defined contribution plan, as described above in the Compensation Discussion and Analysis — “Other Compensation and Benefits — Savings Programs,” and in the narrative following the 2017 Non-qualified Deferred Compensation Table.

(d)

This amount includes the following separation benefits provided to Mr. Stanley: a lump sum payment of $550,000, a payout of $14,772 equivalent to the cost of 130% of twelve months of COBRA premiums and a $69,456 payout of accrued and unused vacation time. For a description of the separation benefits provided to Mr. Stanley, please see the Compensation Discussion and Analysis — “Other Compensation and Benefits — Severance and Change-In-Control Benefits” and the table under the section entitled “Potential Payments upon Termination of Employment or a Change-in-Control of the Company.”

2017 Grants of Plan-Based Awards

The following table sets forth information concerning plan-based awards granted under the Omnibus Plan to the Named Executive Officers in 2017.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph Hamrock			390,000	1,170,000	1,706,250	—	—	—	—	—
	01/27/2017	01/27/2017	—	—	—	68,089	136,178	272,356	—	2,624,150
Donald E. Brown			157,500	393,750	630,000	—	—	—	—	—
	01/26/2017	01/26/2017	—	—	—	20,252	40,504	81,008	—	783,752
Pablo A. Vegas			150,000	350,000	550,000	—	—	—	—	—
	01/26/2017	01/26/2017	—	—	—	16,877	33,753	67,506	—	653,121
	05/01/2017	03/20/2017	—	—	—	2,076	4,151	8,302	—	84,556
Carrie J. Hightman			122,500	294,000	465,500	—	—	—	—	—
	01/26/2017	01/26/2017	—	—	—	16,877	33,753	67,506	—	653,121
Violet G. Sistovaris			112,500	292,500	472,500	—	—	—	—	—
	01/26/2017	01/26/2017	—	—	—	14,627	29,253	58,506	—	566,046
Jim L. Stanley(3)			165,000	412,500	660,000	—	—	—	—	—
	01/26/2017	01/26/2017	—	—	—	24,753	49,505	99,010	—	957,922

(1)

The information in the “Threshold,” “Target,” and “Maximum” columns reflects potential payouts based on the performance targets set under the Cash Incentive Plan. The amounts actually paid appear in the “Non-Equity Incentive Plan Compensation” column of the 2017 Summary Compensation Table. For a description of the Cash Incentive Plan, please see the Compensation Discussion and Analysis — “Annual Performance-Based Cash Incentive Plan” and “Compensation Committee Actions Related to 2017 Compensation — 2017 Cash Incentive Plan.”

(2)

The information in the “Threshold,” “Target,” and “Maximum” columns reflects the potential share payouts under the 2017 performance share awards. The actual number of performance shares earned is determined based on performance over the three-year period from 2017 through 2019. In order for a participant to receive shares, the Company must attain specific performance goals and the participant must satisfy the applicable service-based vesting condition. For a description, please see the Compensation Discussion and Analysis — “Compensation Committee Actions Related to 2017 Compensation — 2017 LTIP Awards.” If the target level of performance is met, the individual would receive 100% of the target value of the grant, as designated by the Compensation Committee. The Compensation Committee also set threshold and maximum performance goals. If the threshold performance level is not met, then the executive would not vest in any portion of the award. At the threshold performance level, the executive would receive 50% of the target value of the grant, and at the maximum performance level, the executive would receive 200% of the target value of the grant. All 2017 performance share awards were granted in January 2017, except for shares awarded to Mr. Vegas on May 1, 2017, upon his assumption of additional responsibilities. For further information regarding these awards, please see Compensation Discussion and Analysis — “Compensation Committee Actions Related to 2017 Compensation — 2017 LTIP Awards.”

(3)

Mr. Stanley left the Company on June 1, 2017. He forfeited a portion of his annual cash incentive and his entire 2017 performance share award. For further information, please see Compensation Discussion and Analysis — “Compensation Committee Actions Related to 2017 Compensation — 2017 Cash Incentive Payouts to the Named Executive Officers” and “2017 LTIP Awards.”

(4)

Amounts reported in this column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of the performance shares granted in 2017, calculated based on the average market price of our common stock on the grant date and less the present value of any dividends not received during the vesting period and the probable achievement level of the underlying performance goals.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table sets forth information at fiscal year-end concerning outstanding grants of equity awards to the Named Executive Officers, including awards of restricted stock units and performance shares.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Joseph Hamrock	—	—	—	—	111,235(3)	2,855,402	—	—
	—	—	—	—	74,087(4)	1,901,813	—	—
	—	—	—	—	62,972(5)	1,616,491	—	—
	—	—	—	—	58,858(6)	1,510,885	—	—
	—	—	—	—	—	—	118,991(7)	3,054,499
	—	—	—	—	—	—	136,178(8)	3,495,689
Donald E. Brown	—	—	—	—	46,183(5)	1,185,518	—	—
	—	—	—	—	—	—	40,457(7)	1,038,531
	—	—	—	—	—	—	40,504(8)	1,039,738
Pablo A. Vegas	—	—	—	—	21,636(9)	555,396	—	—
	—	—	—	—	—	—	28,126(7)	721,944
	—	—	—	—	—	—	37,904(8)	972,996
Carrie J. Hightman	—	—	—	—	123,216(3)	3,162,955	—	—
	—	—	—	—	60,442(4)	2,086,663	—	—
	—	—	—	—	47,228(5)	1,212,343	—	—
	—	—	—	—	—	—	35,697(7)	916,342
	—	—	—	—	—	—	33,753(8)	866,440
Violet G. Sistovaris	—	—	—	—	14,563(4)	373,832	—	—
	—	—	—	—	22,041(5)	565,792	—	—
	—	—	—	—	14,715(6)	377,734	—	—
	—	—	—	—	—	—	28,558(7)	733,084
	—	—	—	—	—	—	29,253(8)	750,925
Jim L. Stanley(10)	—	—	—	—	—	—	—	—

(1)

Amounts shown represent the market value of the unvested restricted stock units held by the Named Executive Officers calculated using the closing sale price of our common stock on December 29, 2017, the last trading day of fiscal 2017, which was $25.67 per share.

(2)

Amounts shown represent the market value of the unvested performance shares held by the Named Executive Officers calculated using the closing sale price of our common stock on December 29, 2017, the last trading day of fiscal 2017, which was $25.67 per share.

(3)

The awards shown represent service-based restricted stock units granted on July 13, 2015, following the conversion of the 2013 Performance Share Awards in connection with the Separation. The amounts shown represent the portion of the award the vesting of which has been delayed in accordance with the terms of the award agreements due to the limitations on deductibility under Section 162(m) of the Code. These units are payable in shares of our common stock on the earlier to occur of: the executive’s termination of employment, the date the executive is no longer subject to Section 162(m) of the Code, or the date the restricted stock units can be paid to the executive and be deductible under Section 162(m) of the Code.

(4)

The awards shown represent service-based restricted stock units granted on July 13, 2015, following the conversion of the 2014 Performance Share Awards in connection with the Separation. The amounts shown represent the portion of the award the vesting of which has been delayed in accordance with the terms of the award agreements due to the limitations on deductibility under Section 162(m) of the Code. These units are payable in shares of our common stock on the earlier to occur of: the executive’s termination of employment; the date the executive is no longer subject to Section 162(m) of the Code; or the date the restricted stock units can be paid to the executive and be deductible under Section 162(m) of the Code.

(5)

The awards shown represent the 2015 annual long-term equity awards granted in the form of service-based restricted stock units in connection with the Separation. These units were granted on January 29, 2015, except for Mr. Brown’s award, which was granted on April 6, 2015, the date he joined the Company. The vesting date for these awards was February 2, 2018. Vesting of 62,972 units for Mr. Hamrock, 45,365 units for Ms. Hightman and 21,068 units for Ms. Sistovaris of this award has been delayed due to the limitations on deductibility under Section 162(m) of the Code. These units are payable in shares of our common stock on the earlier to occur of: the executive’s termination of employment; the date the executive is not subject to Section 162(m) of the Code; or the date the restricted stock units can be paid to the executive and be deductible under Section 162(m) of the Code.

(6)

These awards represent service-based restricted stock units granted on July 13, 2015, in connection with the assumption of additional responsibilities. The vesting date for these awards was February 2, 2018. Vesting of 58,858 units for Mr. Hamrock and 14,715 units for Ms. Sistovaris of this award has been delayed due to the limitations on deductibility under Section 162(m) of the Code. These units are payable in shares of our common stock on the earlier to occur of: the executive’s termination of employment; the date the executive is not subject to Section 162(m) of the Code; or the date the restricted stock units can be paid to the executive and be deductible under Section 162(m) of the Code.

(7)

The awards shown represent performance shares granted on January 29, 2016, at target levels, except for Mr. Vegas’ award, which was granted on May 3, 2016, the date he joined the Company. The number of shares that will actually vest is dependent upon the Company meeting multi-year performance measures over the 2016-2018 performance period and the executive’s continued employment through February 28, 2019.

(8)

The awards shown represent performance shares granted on January 26, 2017, at target levels, except for Mr. Vegas’ award which also includes 4,151 shares that were awarded to him on May 1, 2017, in connection with the assumption of additional responsibilities. The number of shares that will actually vest is dependent upon the Company meeting multi-year performance measures over the 2017-2019 performance period and the executive’s continued employment through February 28, 2020.

(9)

Represents a portion of a special equity award of service-based restricted stock units granted upon joining the Company on May 3, 2016, that will vest on May 3, 2018, provided Mr. Vegas continues to be employed by the Company on that date.

(10)

All of Mr. Stanley’s unvested equity awards were forfeited when he left the Company on June 1, 2017, except for shares of service-based restricted stock units granted on July 13, 2015, due to the conversion of the 2013 (“2013 Award”) and 2014 Performance Share Awards (“2014 Award”) in connection with the Separation. The vesting of these awards had been delayed in accordance with the terms of Mr. Stanley’s award agreement due to the limitations on deductibility under Section 162(m) of the Code. Because he is no longer an employee, 57,585 shares from his 2014 Award were distributed him when he left the Company and 96,256 shares from his 2013 Award were distributed to him on December 1, 2017 (six months after he left the Company), due to the requirements of 409A of the Code.

2017 Option Exercises and Stock Vested

The following table sets forth information on the number of shares vested and the value received upon vesting during 2017 with respect to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(7)
Joseph Hamrock	—	—	1,783(1)	42,632
Donald E. Brown	—	—	21,042(2)	501,641
Pablo A. Vegas	—	—	21,635(3)	519,456
Carrie J. Hightman	—	—	20,846(4)	498,428
Violet G. Sistovaris	—	—	23,372(5)	558,825
Jim L. Stanley	—	—	172,126(6)	4,578,900

(1)

The number of shares vested for Mr. Hamrock consists of 1,783 shares that were distributed to him from his award of service-based restricted stock units granted on July 13, 2015, due to the conversion of the 2014 Performance Share Awards in connection with the Separation, which vested on February 28, 2017. Vesting of 74,087 shares of his award has been delayed in accordance with the terms of Mr. Hamrock’s award agreement due to the limitations on deductibility under Section 162(m) of the Code. These shares become payable to Mr. Hamrock on the earlier to occur of: his termination of employment; the date he is no longer subject to Section 162(m) of the Code; or the date the restricted stock units can be paid to him and be deductible under Section 162(m) of the Code.

(2)	Represents an award of service-based restricted stock units granted on April 6, 2015, of which 21,042 shares vested on April 6, 2017.

(3)	Represents an award of service-based restricted stock units granted on May 3, 2016, of which 21,635 shares vested on May 3, 2017.

(4)

The number of shares vested for Ms. Hightman consists of 20,846 shares that were distributed to her from her award of service-based restricted stock units granted on July 13, 2015, due to the conversion of the 2014 Performance Share Awards in connection with the Separation, which vested on February 28, 2017. Vesting of 60,442 shares of her award has been delayed in accordance with the terms of Ms. Hightman’s award agreement due to the limitations on deductibility under Section 162(m) of the Code. These shares become payable to Ms. Hightman on the earlier to occur of: her termination of employment; the date she is no longer subject to Section 162(m) of the Code; or the date the restricted stock units can be paid to her and be deductible under Section 162(m) of the Code.

(5)

The number of shares vested for Ms. Sistovaris consists of 23,372 shares that were distributed to her from her award of service-based restricted stock units granted on July 13, 2015, due to the conversion of the 2014 Performance Share Awards in connection with the Separation, which vested on February 28, 2017. Vesting of 14,563 shares of her award has been delayed in accordance with the terms of Ms. Sistovaris’ award agreement due to the limitations on deductibility under Section 162(m) of the Code. These shares become payable to Ms. Sistovaris on the earlier to occur of: her termination of employment; the date she is no longer subject to Section 162(m) of the Code; or the date the restricted stock units can be paid to her and be deductible under Section 162(m) of the Code.

(6)

The number of shares vested for Mr. Stanley includes 18,285 shares that were distributed to him from his award of service-based restricted stock units granted on July 13, 2015, due to the conversion of the 2014 Performance Share Awards in connection with the Separation (“2014 Award”), which vested on February 28, 2017. Also includes 96,256 shares from his award of service-based restricted stock units granted on July 13, 2015, due to the conversion of the 2013 Performance Share Awards in connection with the Separation (“2013 Award”) and 57,585 shares from his 2014 Award the vesting of which had been delayed under the terms of

Mr. Stanley’s award agreement due to the limitations on deductibility under Section 162(m) of the Code. Because he is no longer an employee, 57,585 shares from his 2014 Award were distributed to him when he left the Company on June 1, 2017, and the 96,256 shares from his 2013 award were distributed to him on December 1, 2017 (six months after he left the Company), due to the requirements of Section 409A of the Code.

(7)

Amounts shown reflect the value realized by the Named Executive Officer upon the distribution of vested stock which is computed by multiplying the number of shares that vested and were distributed by the market value of our common stock on the vesting date.

2017 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Joseph Hamrock(1)	NiSource Inc. Pension Plan	—	—
	Pension Restoration Plan	—	—
Donald E. Brown(1)	NiSource Inc. Pension Plan	—	—
	Pension Restoration Plan	—	—
Pablo A. Vegas(1)	NiSource Inc. Pension Plan	—	—
	Pension Restoration Plan	—	—
Carrie J. Hightman	NiSource Inc. Pension Plan	10.1	179,929
	Pension Restoration Plan	10.1	382,108
Violet G. Sistovaris	NiSource Inc. Pension Plan	23.0	937,162
	Pension Restoration Plan	23.0	361,288
Jim L. Stanley(1)	NiSource Inc. Pension Plan	—	—
	Pension Restoration Plan	—	—

(1)

Because Messrs. Hamrock, Brown, Vegas and Stanley were hired after January 1, 2010, they are not eligible to participate in any defined benefit pension plans sponsored by the Company or its affiliates.

Tax Qualified Pension Plans.    The NiSource pension plans consist of several qualified defined benefit pension plans sponsored by the Company and its affiliates for their respective exempt salaried employees hired before January 1, 2010, including two of the Named Executive Officers. The specific defined benefit pension plan in which an employee participates generally depends upon the affiliate into which the employee was hired. Benefits under these plans are funded through and are payable from a trust fund, which consists of contributions made by the Company and the earnings of the fund.

Mses. Hightman and Sistovaris are the only Named Executive Officers eligible to participate in the Company’s pension plans. Mses. Hightman and Sistovaris each participate in the NiSource Inc. Pension Plan (the “NiSource Plan”) because they were hired prior to January 1, 2010. The NiSource Plan previously provided for a “final average pay” benefit (“FAP benefit”) for exempt employees and, alternatively, a cash balance benefit feature (described below). All active exempt employees participating in the NiSource Plan, who had accrued a benefit under a FAP benefit formula or, alternatively, under the prior cash balance formula, were converted to the current cash balance formula as of January 1, 2011. Ms. Hightman was participating in the applicable current cash balance benefit formula and Ms. Sistovaris was participating in the FAP benefit formula at the time of the 2011 conversion.

Pursuant to the 2011 conversion to the current cash balance feature, each eligible exempt employee who transitioned to the current cash balance feature has a benefit consisting of: (1) an “opening account balance” equal to either (a) in the case of an employee transitioning from a FAP benefit formula, the lump sum actuarial equivalent of the participant’s accrued FAP benefit as of the conversion date, or (b) in the case of an employee transitioning from the prior cash balance formula, equal to the account balance in such prior cash balance formula as of the conversion date; plus (2) annual pay and interest credits to the cash balance account from and after the conversion date. Annual pay credits to a participant’s account under the current cash balance formula equal a percentage of compensation, taking into account the Social Security Taxable Wage Base, based on the participant’s combined age and service for the plan year. The applicable pay credits are listed in the following table:

Sum of Age Plus Years of Service	Percentage of Total Compensation	Percentage of Compensation Above 1/2 of the Taxable Wage Base
Less than 50	4.0%	1.0%
50-69	5.0%	1.0%
70 or more	6.0%	1.0%

Compensation for purposes of annual pay credits means base pay, any performance-based pay, any “banked” vacation (in the year of vacation payout) and any salary reduction contributions made for the employee pursuant to a plan maintained by the Company or an affiliate under Sections 125 or 401(k) of the Code, but excluding any amounts deferred to a non-qualified plan maintained by the Company. In accordance with Code limits, the maximum compensation taken into account in determining benefits under the plans with respect to all participants, including eligible Named Executive Officers, in 2017 was limited to $270,000. Interest is credited each year to the account based on the interest rate on 30 year Treasury securities, as determined by the IRS, for the September immediately preceding the first day of each year, subject to a minimum interest credit of 4%.

The automatic form of benefit under the cash balance feature of the NiSource Plan is a single life annuity in the case of an unmarried participant and a 50% joint and survivor pop-up annuity in the case of a married participant (unreduced for the value of the pop-up feature). Optional forms of payment are available depending on the participant’s marital status. Each optional form of benefit is defined to be the actuarial equivalent of the normal form of benefit defined in the NiSource Plan.

Under the cash balance feature of the NiSource Plan, any participant may take a distribution of his or her vested cash balance account benefit upon termination of employment, without any reduction. Alternatively, if the participant’s accrued benefit is determined by the protected benefit calculation referenced above (i.e., the protected benefit calculation is greater than the participant’s cash balance account), the participant would receive the protected benefit amount (which may reflect an actuarial or early retirement reduction if the participant elects to receive it prior to the normal retirement date as provided in the NiSource Plan). Because Mses. Hightman and Sistovaris participate in the current cash balance feature of the NiSource Plan, each is eligible to take an unreduced distribution of her cash balance account upon termination of employment regardless of age and service. As of December 31, 2017, Mses. Hightman and Sistovaris were eligible for early retirement (which impacts the protected benefit calculation and is generally defined as attainment of age 55 with 10 years of eligible service) under the NiSource Plan.

Assumptions.    The present value of the accumulated benefit for Mses. Hightman and Sistovaris consists of the account balance payable under the NiSource Plan. The Company has not granted any extra years of credited service under the NiSource Plan identified above.

Non-qualified Pension Benefit Plan.    The Company also sponsors a Pension Restoration Plan (the “Pension Restoration Plan”). The Pension Restoration Plan is a non-qualified, unfunded defined benefit plan. The plan includes employees of the Company and its affiliates whose benefits under the applicable tax-qualified pension plan are limited by Sections 415 (a limitation on annual accruals and payments under a defined benefit plan of $215,000 for 2017) and 401(a)(17) (a limitation on annual compensation of $270,000 for 2017) of the Code, including any eligible Named Executive Officer. The Pension Restoration Plan provides for a supplemental retirement benefit equal to the difference between (i) the benefit a participant would have received under the qualified pension plan had such benefit not been limited by Sections 415 and 401(a)(17) of the Code, or any other applicable section, and reduced by deferrals into our Deferred Compensation Plan, minus (ii) the actual benefit received under the qualified pension plan after applying any limits and considering deferrals into our Deferred Compensation Plan. Participants have the opportunity to elect any form of payment available under the qualified pension plan prior to accruing a benefit under the plan. If no election is made, the benefit is payable as a lump sum. The timing of payment under the Pension Restoration Plan generally is 45 days after one of the following: (1) if the participant qualifies for early retirement under the applicable qualified pension plan, following separation from service; or (2) if the participant does not qualify for early retirement at the time of separation from service, the later of separation from service or age 65, subject to a six-month delay for key employees under Section 409A of the Code for payments triggered by separation from service. No plan benefits were paid to Ms. Hightman or Ms. Sistovaris under the NiSource Pension Plan or the Pension Restoration Plan in 2017.

2017 Non-qualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Joseph Hamrock	Deferred Compensation Plan(5)	—	—	60,190	—	348,558
	Savings Restoration Plan(6)	—	50,531	27,513	—	192,016
Donald E. Brown	Deferred Compensation Plan(5)	43,549	—	11,598	—	55,147
	Savings Restoration Plan(6)	—	18,344	4,714	—	42,682
Pablo A. Vegas	Deferred Compensation Plan(5)	—	—	—	—	—
	Savings Restoration Plan(6)	—	16,000	89	—	18,494
Carrie J. Hightman	Deferred Compensation Plan(5)	—	—	—	—	—
	Savings Restoration Plan(6)	—	16,500	14,661	—	248,285
Violet G. Sistovaris	Deferred Compensation Plan(5)	262,500	—	106,115	—	657,086
	Savings Restoration Plan(6)	—	11,938	2,263	—	70,777
Jim L. Stanley	Deferred Compensation Plan(5)	—	—	—	—	—
	Savings Restoration Plan(6)	—	—	2,773	—	72,812

(1)

Amounts shown as “Executive Contributions in Last FY,” if any, were deferred under our Deferred Compensation Plan. The Named Executive Officers may elect to defer and invest between 5% and 80% of their base compensation and between 5% and 80% of their bonus on a pre-tax basis. These contributions are fully vested.

(2)

The amount of Company contributions for each Named Executive Officer in this column is included in each Named Executive Officer’s compensation reported in the 2017 Summary Compensation Table—“All Other Compensation.”

(3)	The aggregate earnings in this column are not reported in the 2017 Summary Compensation Table. For a discussion of investment options under these plans, see the narrative accompanying this table.

(4)

The aggregate balance includes amounts for each Named Executive Officer that would have been previously reported as compensation in the Summary Compensation Table for prior years had he or she been a Named Executive Officer in those prior years with the exception of any amounts shown for the aggregate earnings on deferred compensation.

(5)

For a description of the Deferred Compensation Plan, please see the Compensation Discussion and Analysis—“Other Compensation and Benefits—Deferred Compensation Plan” and the narrative accompanying this table.

(6)

For a description of the Savings Restoration Plan, please see the Compensation Discussion and Analysis—“Other Compensation and Benefits—Savings Programs” and the narrative accompanying this table. These contributions are fully vested.

The Company sponsors the Savings Restoration Plan and the Deferred Compensation Plan, two non-qualified defined contribution plans, neither of which credits above-market or preferential earnings. Participants in both plans have an unsecured contractual right to be paid the amounts due under the plans from the Company’s general assets.

Savings Restoration Plan.    The Company sponsors the Savings Restoration Plan to provide a supplemental benefit to eligible employees, including the Named Executive Officers, equal to the difference between: (i) the employer contributions (including matching and profit sharing contributions) an employee would have received under our Retirement Savings Plan had such benefit not been limited by Sections 415 (a limitation on annual contributions under a defined contribution plan of $54,000 for 2017) and 401(a)(17) (a limitation on annual compensation of $270,000 for 2017) of the Code, and the Retirement Savings Plan’s definition of compensation, which excludes deferrals into our Deferred Compensation Plan for purposes of calculating certain employer contributions, minus (ii) the actual employer contributions the employee received under the Retirement Savings Plan. Amounts credited under the Savings Restoration Plan are deferred on a pre-tax basis. Participants’ accounts under the Savings Restoration Plan are 100% vested. Employees designate how these contributions will be invested; the investment options generally are the same as those available under our Retirement Savings Plan.

The timing of payment under the Savings Restoration Plan differs depending on whether the amounts were earned and vested before January 1, 2005, (“Pre-409A Amounts”) or after December 31, 2004 (“Post-409A Amounts”). Pre-409A Amounts generally are payable at the time when amounts under the Retirement Savings Plan are paid. Participants may elect in any year to withdraw Pre-409A Amounts, but that withdrawal is subject to a 10% reduction to the extent the payment is before the amount was otherwise payable under the Retirement Savings Plan. Post-409A Amounts generally are paid within 45 days after separation from service, although key employees are subject to a six-month payment delay in accordance with Section 409A of the Code. Participants may not elect to receive early in-service distributions of Post-409A Amounts. Both Pre-409A Amounts and Post-409A Amounts may be distributed upon an unforeseeable emergency, as determined in accordance with the terms of the Savings Restoration Plan. The form of payment for both amounts is the form elected by the participant among the choices available under the Retirement Savings Plan.

Deferred Compensation Plan.    The Company sponsors the Deferred Compensation Plan in which employees at certain job levels and other key employees designated by the Compensation Committee, including the Named Executive Officers, are eligible to participate to allow deferral on a pre-tax basis of compensation, including compensation that would otherwise be limited by the Code. Participants may elect to defer and invest between 5% and 80% of their base compensation and between 5% and 80% of their non-equity incentive payment on a pre-tax basis. Employees designate how their contributions will be invested; the investment options generally are the same as those available under our Retirement Savings Plan. Employee contributions and any earnings thereon are 100% vested. The timing of payment under the Deferred Compensation Plan generally is the March 31st after the date of the participant’s separation from service. This timing applies both to the Pre-409A Amounts and Post-409A Amounts. In the case of Post-409A Amounts payable to key employees within the meaning of Section 409A of the Code, payments generally will not be payable until six months after the date of separation from service. Participants also may elect to receive in-service distributions of both Pre-409A Amounts and Post-409A Amounts. If a participant requests an in-service distribution of a Pre-409A Amount with less than 12 months’ advance notice, however, the distribution is subject to a 10% reduction. Participants may delay the commencement of distributions for five years after their originally scheduled payment date, in accordance with the subsequent deferral procedures under Section 409A of the Code. Both Pre-409A Amounts and Post-409A Amounts also may be paid upon an unforeseeable emergency, as determined in accordance with the terms of the plan. The form of payment for both amounts may be either a lump sum or annual installments of up to 15 years, as elected by the participant.

Potential Payments upon Termination of Employment or a Change-in-Control of the Company

The Company provides certain benefits to eligible employees, including the Named Executive Officers, upon certain types of terminations of employment, including a termination of employment involving a Change-in-Control of the Company. These benefits are in addition to the benefits to which the employees would be entitled upon a termination of employment generally (i.e., (i) vested retirement benefits accrued as of the date of termination, (ii) stock-based awards that are vested as of the date of termination, and (iii) the right to continue medical coverage pursuant to COBRA). The incremental benefits that pertain to the Named Executive Officers are described below.

NiSource Executive Severance Policy.    The NiSource Executive Severance Policy was established to provide severance pay and other benefits to terminated executive-level employees who satisfy the terms of the policy. No employee is eligible to receive benefits under the policy if termination of employment results in the employee being eligible for a payment under a Change-in-Control and Termination Agreement or employment agreement.

A participant becomes entitled to receive benefits under the policy only if he or she is terminated for any of the following reasons: (a) the employee’s position is eliminated due to a reduction in force or other restructuring; (b) the employee’s position is required by the Company to relocate more than 50 miles from its current location and results in the employee having a longer commute of at least 20 miles and the employee chooses not to relocate; or (c) the employee is constructively terminated. Constructive termination means: (1) the scope of the participant’s position is changed materially; (2) the participant’s base pay is reduced by a material amount; or (3) the participant’s opportunity to earn a bonus under a corporate incentive plan of the Company is materially reduced or is eliminated, and, in any such event, the participant chooses not to remain employed in such position.

Under the NiSource Executive Severance Policy, an eligible employee receives severance pay in the amount of 52 weeks of base salary at the rate in effect on the date of termination. The employee also receives a lump sum payment equivalent to 130% of 52 weeks of COBRA (as defined in the Code and the Employee Retirement Income Security Act of 1974) continuation coverage premiums and outplacement services.

Each of the Named Executive Officers are eligible to receive benefits under the NiSource Executive Severance Policy.

Change-in-Control and Termination Agreements.    As of December 31, 2017, the Company had Change-in-Control and Termination Agreements with each of the Named Executive Officers. The Company entered into these agreements based upon its belief that they are in the best interests of the stockholders. They are designed to help ensure that in the event of extraordinary events, a thoroughly objective judgment is made on any potential corporate transaction, so that stockholder value is appropriately safeguarded and maximized. The Change-in-Control Agreements provide for cash severance benefits if the executive terminates employment for “Good Reason” (as defined below) or is terminated by the Company for any reason other than “Good Cause” (as defined below) within 24 months following certain Change-in-Control events (referred to as a “double trigger”). In addition, pursuant to the terms of the Omnibus Plan, the executives’ equity awards granted after October 2015 are subject to double trigger accelerated vesting in the event of a Change-in-Control unless an acquiring company does not assume or replace such awards upon the Change-in-Control. Equity awards granted prior to October 2015 would vest immediately upon a Change-in-Control. None of the agreements contain a “gross-up” provision to reimburse executives for excise taxes incurred with respect to benefits received under a Change-in-Control Agreement. The Change-in-Control Agreements can be terminated on twelve months’ notice.

For purposes of the Change-in-Control and Termination Agreements:

“Change-in-Control”    shall be deemed to take place on the occurrence of any of the following events: (1) the acquisition by an entity, person or group (including all affiliates or associates of such entity, person or group) of beneficial ownership, as that term is defined in Rule 13d-3 under the Exchange Act, of capital stock of the Company entitled to exercise more than 30% of the outstanding voting power of all capital stock of the Company entitled to vote in elections of directors (“Voting Power”); (2) the effective time of: (i) a merger or consolidation of the Company with one or more other corporations unless the holders of the outstanding Voting Power of the Company immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any affiliate or associate thereof) hold at least 50% of the Voting Power of the surviving or resulting corporation (in substantially the same proportion as the Voting Power of the Company immediately prior to such merger or consolidation); or (ii) a transfer of a substantial portion of the property of the Company, other than to an entity of which the Company owns at least 50% of the Voting Power; or (3) the election to the Board of candidates who were not recommended for election by the Board, if such candidates constitute a majority of those elected in that particular election (for this purpose, recommended directors will not include any candidate who becomes a member of the Board as a result of an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board or as a result of any appointment, nomination, or other agreement intended to avoid or settle a contest or solicitation). Notwithstanding the foregoing, a Change-in-Control shall not be deemed to take place by virtue of any transaction in which the executive is a participant in a group effecting an acquisition of the Company and, after such acquisition, the executive holds an equity interest in the acquiring entity.

“Good Cause”    shall be deemed to exist if, and only if, the Company notifies the executive, in writing, within 60 days of its knowledge that one of the following events occurred: (1) the executive has engaged in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, in each case that results in substantial harm to the Company; or (2) the executive has been convicted of a criminal violation involving fraud or dishonesty.

“Good Reason”    shall be deemed to exist if, and only if: (1) there is a significant diminution in the nature or the scope of the executive’s authorities or duties; (2) there is a significant reduction in the executive’s monthly rate of base salary and the executive’s opportunity to earn a bonus under an incentive bonus compensation plan maintained by the Company or the executive’s benefits; (3) the Company changes by 50 miles or more the principal location at which the executive is required to perform services as of the date of a Change-in-Control; or (4) there is a material breach of the Change-in-Control Agreement.

The Change-in-Control Agreements provide for a lump sum payment of two (three in the case of Mr. Hamrock) times the executive’s current annual base salary and target incentive bonus compensation. The executive will also receive a pro rata portion of the executive’s targeted incentive bonus for the year of termination. The Change-in-Control Agreements also provide that in the event of a Change-in-Control, the executive’s total Change-in-Control payments will be equal to the best “net benefit” which is equal to the greater of: (i) the after-tax value of the executive’s total severance amount reduced by the 20% excise tax and other federal, state, local and other taxes; and (ii) the after-tax value of the executive’s severance amount that has been reduced to the extent necessary so that it would not trigger an excise tax, reduced for federal, state, local and other taxes (in each case, without a gross-up).

In addition, the Change-in-Control Agreements provide for the executives to receive 130% of the COBRA continuation premiums due for the two-year period (three in the case of Mr. Hamrock) following termination. In the event of a Change-in-Control, all equity awards which have been granted to each of the Named Executive Officers under the Omnibus Plan and are outstanding as of December 31, 2017, will vest only upon a termination of employment in connection with a Change-in-Control.

Potential Payments Upon Termination of Employment.     The table below represents amounts payable at, following, or in connection with the events described below, assuming that such events occurred on December 31, 2017 or, in the case of Mr. Stanley, based on his June 1, 2017 separation.

	Severance ($)	Pro Rata Target Bonus Payment ($)	Equity Grants ($)	Welfare Benefits ($)	Other ($)(7)	Total Payment ($)

Joseph Hamrock
Voluntary Termination(1)	—	—	4,757,216	—	—	4,757,216
Retirement(2)	—	—	—	—	—	—
Disability(2)	—	—	5,980,930	—	—	5,980,930
Death(2)	—	—	5,980,930	—	—	5,980,930
Involuntary Termination(3)	975,000	—	—	25,805	25,000	1,025,805
Change-in-Control(4)(5)	6,435,000	1,170,000	9,677,564	84,272	25,000	17,391,836
Donald E. Brown
Voluntary Termination(1)	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—
Disability(2)	—	—	2,102,039	—	—	2,102,039
Death(2)	—	—	2,102,039	—	—	2,102,039
Involuntary Termination(3)	525,000	—	—	23,430	25,000	573,430
Change-in-Control(4)(5)	1,837,500	393,750	3,263,786	50,061	25,000	5,570,097
Pablo A. Vegas
Voluntary Termination(1)	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—
Disability(2)	—	—	1,167,728	—	—	1,167,728
Death(2)	—	—	1,167,728	—	—	1,167,728
Involuntary Termination(3)	500,000	—		26,157	25,000	551,157
Change-in-Control(4)(5)	1,700,000	350,000	2,250,386	55,362	25,000	4,380,748
Carrie J. Hightman
Voluntary Termination(1)	—	—	4,714,500	—	—	4,714,500
Retirement(2)	—	—	2,000,874	—	—	2,000,874
Disability(2)	—	—	2,000,874	—	—	2,000,874
Death(2)	—	—	2,000,874	—	—	2,000,874
Involuntary Termination(3)	490,000	—	—	17,568	25,000	532,568
Change-in-Control(4)(5)	1,568,000	294,000	2,995,124	38,122	25,000	4,920,246
Violet G. Sistovaris
Voluntary Termination(1)	—	—	373,832	—	—	373,832
Retirement(2)	—	—	1,590,282	—	—	1,590,282
Disability(2)	—	—	1,590,282	—	—	1,590,282
Death(2)	—	—	1,590,282	—	—	1,590,282
Involuntary Termination(3)	450,000	—	—	17,351	25,000	492,351
Change-in-Control(4)(5)	1,485,000	292,500	2,427,535	37,445	25,000	4,267,480
Jim L. Stanley
Voluntary Termination	—	—	—	—	—	—
Retirement	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Death	—	—	—	—	—	—
Involuntary Termination(6)	550,000	314,385	—	14,772	69,456	948,613
Change-in-Control	—	—	—	—	—	—

(1)

Amounts payable to each of the Named Executive Officers as shown in the Pension Benefits Table and the Non-qualified Deferred Compensation Table and under the tax-qualified, nondiscriminatory 401(k) Plan are not included. Upon voluntary termination on December 31, 2017, Mr. Hamrock would be eligible to receive 111,235 shares under his restricted stock unit award granted on July 13, 2015, due to conversion of his 2013 Performance Share Award in connection with the Separation, and 74,087 shares under his restricted stock unit award granted on July 13, 2015, due to the conversion of his 2014 Performance Share Award in connection with the Separation; Ms. Hightman would be eligible to receive 123,216 shares under her restricted stock unit award granted on July 13, 2015, due to the conversion of her 2013 Performance Share Award in connection with the Separation, and 60,442 shares under her restricted stock unit award granted on July 13, 2015, due to the conversion of her 2014 Performance Share Award in connection with the Separation; Ms. Sistovaris would be eligible to receive 14,563 shares under her restricted stock unit award granted on July 13, 2015, due to the conversion of her 2014 Performance Share Award in connection with the Separation. These shares were subject to delayed vesting in accordance with the terms of the award agreements due to limitations on deductibility under Section 162(m) of the Code. The value of these shares was determined by multiplying the closing price of the Company’s common stock on December 29, 2017, which was $25.67 per share, by the number of shares that were subject to delayed payout.

(2)

Special vesting rules apply in the event of Retirement, Disability or death pursuant to the terms and conditions of our equity award agreements as discussed above in the Compensation Discussion and Analysis—“Compensation Committee Actions Related to 2017 Compensation—LTIP Awards.” As of December 31, 2017, Mses. Hightman and Sistovaris were eligible for Retirement, no other Named Executive Officer was eligible. The number of shares that would have vested in the event of each executive’s Retirement, Disability or death is as follows: Ms. Hightman, 77,946 shares and Ms. Sistovaris 61,951 shares. For the balance of the Named Executive Officers, the number of shares that would have vested in the event of the executive’s Disability or death is as follows: Mr. Hamrock, 232,993 shares; Mr. Brown, 81,887 shares; and Mr. Vegas, 45,490 shares. The value of the equity grants was determined by multiplying the closing price of the Company’s common stock on December 29, 2017, which was $25.67 per share, by the number of shares that would have vested upon the Disability or death, as applicable, of the Named Executive Officer. These amounts do not include the value of shares subject to delayed vesting due to limitations on deductibility under Section 162(m) of the Code referred to in footnote (1) above, which are payable on the earlier to occur of the Named Executive Officer’s termination of employment, the date the Named Executive Officer is no longer subject to Section 162(m) of the Code, or the date the shares could be paid and be deductible under Section 162(m) of the Code.

(3)

Amounts shown reflect payments to be made upon the involuntary termination of each Named Executive Officer eligible under the Company’s Executive Severance Policy described above. These amounts do not include the value of shares subject to delayed vesting due to limitations on deductibility under Section 162(m) of the Code referred to in footnote (1) above, which are payable on the earlier to occur of the Named Executive Officer’s termination of employment, the date the Named Executive Officer is no longer subject to Section 162(m) of the Code, or the date the shares could be paid and be deductible under Section 162(m) of the Code.

(4)

Amounts shown reflect payments to be made upon termination of employment in the event of a Change-in-Control of the Company under the Change-in-Control and Termination Agreements described above which have been reduced by excise tax payments, if applicable. These amounts do not include the value of shares subject to delayed vesting due to limitations on deductibility under Section 162(m) of the Code referred to in footnote (1) above, which are payable on the earlier to occur of the Named Executive Officer’s termination of employment, the date the Named Executive Officer is no longer subject to Section 162(m) of the Code or the date the shares could be paid and be deductible under Section 162(m) of the Code. As described above, the Change-in-Control Agreements do not provide for any “gross-up” payments to executives for excise taxes incurred with respect to benefits received under a Change-in-Control Agreement. The Change-in-Control and Termination Agreements provide that in the event of a Change-in-Control, the executive’s total Change-in-Control will be equal to the best “net benefit” which is equal to the greater of: (i) the after-tax value of the executive’s total severance amount (reduced by the 20% excise tax and other federal, state, local and other taxes); and (ii) the after-tax value of the executive’s severance amount that has been reduced to the extent necessary so that it would not trigger an excise tax, reduced for federal, state, local and other taxes (in each case, without a gross-up).

(5)

Amounts shown for the Named Executive Officers that we currently employ have not been reduced under the best “net benefit” provision in the Change-in-Control and Termination Agreements as described above because none of the Named Executive Officers would have been in a better after-tax position as the result of a benefit reduction.

(6)

The Company announced Mr. Stanley’s retirement on March 24, 2017 and Mr. Stanley left the Company on June 1, 2017. In connection with Mr. Stanley’s departure, the Company eliminated the position of COO and realigned Mr. Stanley’s prior responsibilities among other executive officers. As consideration for Mr. Stanley’s agreement to remain employed with the Company to assist with the transition of his roles through his June 1, 2017 separation date and in exchange for a release of claims in favor of the Company, Mr. Stanley was provided separation benefits generally consistent with a position elimination under the Company’s Executive Severance Policy. Mr. Stanley received: (i) a lump sum payment of $550,000; and (ii) a payout of $14,772 equivalent to the cost of 130% of twelve months of COBRA premiums. Additionally, he received: (i) a payout under the 2017 cash incentive plan of $314,385 as detailed under “2017 Cash Incentive Plan,” based on actual performance during the year; and (ii) a $69,456 payout of accrued and unused vacation time. Mr. Stanley forfeited his entire 2017 and 2016 performance share grants (as well as his 2015 service-based award) because his separation from the Company did not meet the definition of Retirement under the Omnibus Plan.

(7)

For all the Named Executive Officers these amounts consist of the value of outplacement services, except for the amount shown for Mr. Stanley which consists of a payout of accrued and unused vacation time as described above in footnote (6). Mr. Stanley did not receive outplacement services.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of our CEO.

For 2017, our last completed fiscal year:

•	The median annual total compensation of all employees (other than our CEO) was $105,206; and

•	The annual total compensation of our CEO, as reported in the 2017 Summary Compensation Table, was $5,407,202.

Based on this information, for 2017, the ratio of the annual total compensation of Mr. Hamrock, our CEO, to the annual total compensation of the median employee is estimated to be 51 to 1.

To identify the median of the annual total compensation of all our employees (other than our CEO), as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps consistent with Item 402(u) of Regulation S-K:

1.

We determined that, as of October 31, 2017, our employee population consisted of approximately 8,160 employees, with all of our employees located in the United States. This population consisted of our full-time, part-time and temporary employees, as determined for employment law purposes. We selected October 31, 2017 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient manner; and

2.

To identify the “median employee” from our employee population, we prepared a full census of all our employees (except our CEO) using our existing centralized payroll database of base cash compensation (base salary plus overtime and shift premiums, calculated based on the hours worked during the relevant period) that is used internally to calculate annual cash incentive compensation and profit sharing eligibility. We used base cash compensation as our compensation measure as it is the principal form of compensation delivered to all of our employees.

•

Additionally, we adjusted as of October 31, 2017, the compensation of 555 full-time employees and 73 part-time employees hired during 2017 to annualize compensation for any portion of the measurement period that they were not with the Company.

•

Although all of our employees are eligible for an annual cash incentive (paid in 2018 for 2017 individual and Company performance) we excluded this for all employees because we determined its inclusion would not have a meaningful effect on the determination of the median employee.

•	Since we do not widely distribute annual equity awards to our employees, such awards were excluded from our compensation measure. For 2017, less than 1% of our employees received annual equity awards.

3.

We identified our median employee from a full census report compiled using base cash compensation as our consistently applied compensation measure. Since all our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments identifying the “median employee.”

4.

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $105,206.

5.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column (column (j) of our 2017 Summary Compensation Table) included in this Proxy Statement.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to use various methodologies and assumptions, which may lead to a lack of comparability across companies.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information for all equity compensation plans and individual compensation arrangements (whether with employees or non-employees, such as directors), in effect as of December 31, 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(c)
Equity compensation plans approved by security holders(1)	2,495,763	—	4,971,106
Equity compensation plans not approved by security holders	—	—	—
Total	2,495,763	—	4,971,106

(1)

Plans approved by security holders include the following: the Non-Employee Director Stock Incentive Plan, approved by the stockholders on May 20, 2003 (no shares remain available for future issuance under the plan), the Omnibus Plan approved by the stockholders on May 11, 2010 (and re-approved for Code Section 162(m) purposes on May 12, 2015), and the Company’s Employee Stock Purchase Plan, approved by the stockholders on May 12, 2015. As of December 31, 2017, 4,455,389 shares remained available for issuance under the Omnibus Plan and 515,717 shares remained available for purchase under the Employee Stock Purchase Plan.

(2)

In calculating the weighted-average exercise price of outstanding options, restricted stock units and performance stock units (if applicable) which can convert into shares of common stock upon vesting, are excluded. Restricted stock units and performance stock units are payable at no cost to the grantee on a one-for-one basis.

PROPOSAL 2 — ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking stockholders to approve, in an advisory vote, the compensation paid to the Company’s Named Executive Officers, as disclosed under the heading “Executive Compensation” above, including the “Compensation Discussion and Analysis,” commonly known as a “Say-on-Pay” proposal.

The Board encourages stockholders to carefully review the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis, for a thorough discussion of our executive compensation program and philosophy. Our compensation program is designed to be significantly performance-based and to attract and retain highly-qualified individuals who enhance long-term stockholder value by contributing to the Company’s ongoing success. All facets of our compensation program are regularly monitored by the Compensation Committee to ensure that the program is well-tailored to fulfill the Company’s compensation philosophy and objectives.

In considering this proposal, stockholders may wish to consider the following factors that demonstrate our commitment to maintaining a robust compensation program:

•	Compensation is closely tied to both corporate and individual performance;

•	Annual and long-term incentive compensation opportunities are contingent on the Company achieving pre-established goals;

•	Total compensation packages are competitive with those offered by members of the Company’s Comparative Group;

•	Perquisites are appropriately limited in number and modest in dollar value; and

•	Our compensation program does not create incentives for behaviors that create material risk to the Company.

As discussed in the Executive Compensation section of this Proxy Statement, the Compensation Committee and the Board believe that the Company’s executive compensation program fulfills the objectives of its compensation philosophy in a prudent and effective manner.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved on an advisory basis.

As this is an advisory vote, the result will not be binding on the Company, the Board or the Compensation Committee, although the Compensation Committee and the Board will carefully consider the outcome of the vote when evaluating our compensation program and philosophy.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is needed to approve the advisory vote on the compensation of the Named Executive Officers. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the advisory approval of executive compensation of the Company’s Named Executive Officers. Abstentions by those present or represented by proxy will have the same effect as a vote against the Say-on-Pay proposal. Brokers will not have discretionary authority to vote on the Say-on-Pay proposal. Accordingly, there could be broker non-votes, which will have no effect on the vote.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF EXECUTIVE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 — RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of the independent auditor retained to audit the Company’s financial statements. The Audit Committee appointed Deloitte as the Company’s independent auditor for the year 2017. As part of its oversight of the Company’s relationship with its independent auditor and to assure continuing independence of such firm, the Audit Committee considers whether it is appropriate to adopt a policy of rotating its independent auditor on a regular basis. Further, in conjunction with ensuring the rotation of such firm’s lead engagement partner, the Audit Committee and its Chair are directly involved with the selection of Deloitte’s lead engagement partner. The Audit Committee also reviews proposals for all auditing services (including fees and terms thereof) of the Company’s independent auditor and approves all such proposals prior to the commencement or performance of such services, subject to the pre-approval policies and procedures described under “Independent Auditor Fees.”

Deloitte has served as the Company’s independent auditor since 2002 and has the requisite understanding of the Company’s business, accounting policies and practices, and internal control over financial reporting to drive audit quality and efficient fee structures. As a result of this expertise, and, as noted above, the Audit Committee’s oversight designed to assure continuing independence, the Board and its Audit Committee consider Deloitte well qualified to serve as our independent auditor. Further, the Board believes that the continued retention of Deloitte is in the best interest of the Company and its stockholders. Although action by stockholders for this matter is not required, the Board and the Audit Committee believe that it is appropriate to seek stockholder ratification of this appointment in order to provide stockholders a means of communicating the stockholders’ level of satisfaction with the performance of the independent auditor and their level of independence from management. If the proposal is not approved and the appointment of Deloitte is not ratified by the stockholders, the Audit Committee will take this into consideration and will reconsider the appointment. A representative of Deloitte will be present at the meeting, will be given an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is needed to ratify the appointment of Deloitte. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the ratification of the appointment of Deloitte. Abstentions by those present or represented by proxy will have the same effect as a vote against the proposal. Brokers will have discretionary authority to vote on this proposal, and, accordingly, there will not be any broker non-votes.

THE BOARD AND ITS AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT AUDITOR FOR FISCAL YEAR 2018.

AUDIT COMMITTEE REPORT

Our Audit Committee consists of Messrs. Abdoo, DeVeydt, Jesanis and Dr. Woo. Each of the members of the Audit Committee is independent as defined by the applicable NYSE and SEC rules and meets the additional independence standard set forth by the Board in the Corporate Governance Guidelines. Each of the members of the Audit Committee also is “financially literate” for purposes of applicable NYSE rules. The Board has determined that Michael E. Jesanis, the Chair of the Audit Committee, is an “audit committee financial expert” as defined by SEC rules.

The Audit Committee is responsible for, among other things, assisting the Board in monitoring the integrity of the Company’s financial statements; reviewing the qualifications and independence of the Company’s independent auditor; overseeing the performance of the Company’s internal audit function and independent auditor; and reviewing the Company’s risk assessment process, among other items. The Audit Committee has the sole authority to appoint, retain or replace the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditor reports directly to the Audit Committee.

In the performance of its responsibilities, the Audit Committee met regularly with the members of the Company’s internal audit function and Deloitte, with and without management present, to discuss the results of its examinations, evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also met regularly with management to discuss accounting, auditing, internal control, financial reporting, earnings and risk management matters. During these meetings, the Audit Committee reviewed and discussed, among other items, the audited consolidated financial statements, the unaudited interim financial statements and significant accounting policies applied by the Company in its financial statements, with management and Deloitte. The Audit Committee also discussed with, and received regular status reports from, the Company’s internal audit function and Deloitte on the overall scope and plans for their audits, including their scope and plans for evaluating the effectiveness of internal controls over financial reporting.

The Audit Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee also has received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with audit committees concerning independence and has discussed with Deloitte its independence. The Audit Committee has considered whether Deloitte’s provision of non-audit services to the Company is compatible with maintaining Deloitte’s independence. In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

The Audit Committee has appointed Deloitte to serve as the Company’s independent auditor for the fiscal year ending December 31, 2018. In determining whether to reappoint Deloitte, the Audit Committee took into consideration various factors, including the historical and recent performance of Deloitte on the audit; the professional qualifications of the firm and the lead audit partner; the quality of ongoing discussions with Deloitte; the results of an internal survey of Deloitte’s service and quality; the appropriateness of fees; and evidence supporting the firm’s independence, objectivity and professional skepticism. Although the Audit Committee has sole authority to appoint the independent auditor, the Audit Committee has recommended that the Board seek stockholder ratification of the appointment at the Annual Meeting as a matter of good corporate governance.

Audit Committee

Michael E. Jesanis, Chair

Richard A. Abdoo

Wayne S. DeVeydt

Carolyn Y. Woo

INDEPENDENT AUDITOR FEES

The following table represents the aggregate fees for professional services billed by Deloitte for the fiscal years ended December 31, 2017 and 2016.

	2017	2016
Audit Fees(1)	$4,604,000	$4,688,500
Audit-Related Fees(2)	608,129	485,971
Tax Compliance(3)	—	44,150
Tax Advice and Tax Planning(4)	—	27,312
All Other Fees(5)	22,514	24,079

(1)

Audit Fees — These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements in the Company’s Annual Report on Form 10-K and review of financial statements included in the Company’s Quarterly Report on Form 10-Q filings and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees — These are fees for the assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. These fees included services provided by Deloitte in connection with the audit of NiSource’s benefit plans.

(3)	Tax Compliance — These are fees for professional services performed by Deloitte with respect to tax compliance.

(4)	Tax Advice and Tax Planning — These are fees for professional services performed by Deloitte with respect to tax advice and tax planning.

(5)	All Other Fees — These are fees for permissible work performed by Deloitte that does not fit within the above categories.

Pre-Approval Policies and Procedures.     During fiscal year 2017, the Audit Committee approved all audit, audit-related and non-audit services provided to the Company by Deloitte prior to management engaging the independent auditor for those purposes. The Audit Committee’s current practice is to consider for pre-approval annually all audit, audit-related and non-audit services proposed to be provided by our independent auditor for the fiscal year. Additional fees for other proposed audit-related or non-audit services (not within the scope of the approved audit engagement) which have been properly presented to the Pre-Approval Subcommittee of the Audit Committee (consisting of Michael E. Jesanis) by the Vice President and Chief Accounting Officer of the Company may be considered and, if appropriate, approved by the Pre-Approval Subcommittee of the Audit Committee, subject to later ratification by the full Audit Committee. In no event, however, will any non-audit service be approved by the Pre-Approval Subcommittee that would result in the independent auditor no longer being considered independent under the applicable SEC rules. In appointing Deloitte as our independent auditor, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte is compatible with maintaining that firm’s independence.

PROPOSAL 4 — STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER RIGHT TO ACT BY WRITTEN CONSENT

Mr. John Chevedden of 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, who beneficially owns at least 100 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting.

Proposal 4 — Shareholder Right to Act by Written Consent

Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. More than 100 Fortune 500 companies provide for shareholders to call special meetings and to act by written consent.

This proposal is of greater importance to NiSource shareholders because NiSource shareholders do not have the full right to call a special meeting that is available under state law. NiSource shareholders previously voted 65% in favor of a full right for shareholders to call a special meeting, sponsored by Ray T. Chevedden.

Written consent would also put shareholders in a better position to give input on improving director assignments after the 2018 annual meeting. For instance, there were concerns with 5 directors:

Deborah Henretta owned only $4000 of stock and was paid $230,000 for perhaps 300 hours of work. Carolyn Woo had 19-years long tenure. Long-tenure can impair the independence of a director. Independence is of greater importance for directors serving on our most important board committees. Unfortunately Ms. Woo served on both our Audit and Nomination Committees.

Michael Jesanis, Richard Abdoo and Richard Thompson each received up to 5-times as many negative votes as other directors. Plus these 3 directors controlled 6 seats on our most important board committees. Mr. Abdoo was age 74. Mr. Thompson was age 77 and had additional oversight duties as Chairman.

Please vote to improve director accountability to shareholders:

Shareholder Right to Act by Written Consent — Proposal 4

Board of Directors’ Statement in Opposition

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

The Board of Directors and its Nominating and Governance Committee have considered this proposal and concluded that it is unnecessary and not in the best interests of our stockholders.

Requiring that stockholder action be taken at a meeting effectively safeguards the broader interests of all stockholders. In addition, the Company’s stockholders already have the right to call special meetings.

The Company’s Amended and Restated Certificate of Incorporation provides that stockholder action must be effected at a duly called annual or special meeting and may not be effected by written consent. The communications and processes associated with a stockholder meeting protect the interests of all stockholders by providing every stockholder with an opportunity to discuss concerns with other stockholders and with the Board of Directors and management and allowing all stockholders to vote on any proposals. This proposal, however, would enable a group of stockholders controlling a majority of the vote to take action — even significant action, such as electing new directors or agreeing to sell the Company — without any input or vote from the other stockholders. This action could become effective without the knowledge of all of the stockholders and without providing all stockholders an opportunity to ask questions, be heard or raise any objection.

The Company’s Bylaws provide that special meetings of the Company’s stockholders may be called at the request of the holders of 25% of the Company’s outstanding common stock. This is just under one-half of the percentage of stockholders that would be necessary to act by written consent under this proposal. Such stockholders who would otherwise propose to act by written consent already have the right to call a special meeting or propose matters to be considered at an annual meeting. The ability to call a special meeting gives stockholders the opportunity to consider extraordinary events that are of interest to a broad base of stockholders that cannot be delayed until the next annual meeting. Stockholder meetings offer important protections and advantages that are absent from the written consent process, as described below:

•	The meeting and the stockholder vote take place in a transparent manner on a specified date that is publicly announced well in advance;

•	All interested stockholders are given the chance to express their views and cast their votes;

•	The meeting provides stockholders with a forum for open discussion and consideration of the proposed stockholder action;

•

Accurate and complete information about the proposed stockholder action is widely distributed in the proxy statement before the meeting, which promotes a well-informed discussion on the merits of the proposed action; and

•	The Board is able to analyze and provide a recommendation with respect to actions proposed to be taken at a stockholder meeting.

The Board believes that it is not in the best interests of the Company and its stockholders to allow a group of majority stockholders to dictate decisions of the Company without a meeting, as it could effectively disenfranchise minority stockholders and does not allow for a full discussion of all views. If this proposal were implemented, proposed stockholder actions involving important decisions could be approved without the important safeguard of advance notice to all Company stockholders and without the benefit of enabling all Company stockholders to consider the proposals, express their views, and vote.

Multiple stockholder actions by written consent could lead to substantial confusion and disruption.

Permitting stockholder action by written consent could also create substantial confusion and disruption at a widely held public company like NiSource. Multiple groups of stockholders would be able to solicit written consents at any time and as frequently as they choose on a range of issues, some of which may be duplicative or conflicting. In contrast, the orderly stockholder meeting process allows for actions to be clearly articulated to the Board and stockholders and avoids duplicative and conflicting proposals.

Our corporate governance policies ensure that the Board is held accountable and provide stockholders with access to the Board.

The Board believes that the Company’s highly effective corporate governance policies and practices obviate any need for a group of stockholders to act by written consent. Our existing corporate governance structure is designed to ensure that the Board is accountable to the Company’s stockholders. These practices include:

•	Annual election of directors;

•	Majority voting for all directors with resignation policy;

•	Stockholder right to call special meetings;

•	No supermajority voting provisions;

•	Proxy access bylaw (3% ownership / 3 years / 20%);

•	Separate independent chairman and CEO;

•	All directors independent except CEO;

•	Annual “Say-on-Pay” advisory votes; and

•	Ongoing active stockholder outreach and engagement.

In addition, stockholders may communicate directly with the Board at any time. For further information on how the Company’s stockholders may communicate with any director, any Board committee or the full Board, see the section titled “Communications with the Board and Non-Management Directors” on page 16.

The Board believes that the Company’s existing corporate governance policies and practices provide the appropriate balance between ensuring Board accountability to stockholders and enabling the Board to effectively oversee the Company’s business and affairs for the long-term benefit of all stockholders. In addition, these policies provide stockholders with meaningful access to Board members and ample opportunities to bring matters before the stockholders.

For the reasons set forth above we recommend that you vote against this proposal.

Vote Required

If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the meeting in person or represented by proxy, and entitled to vote. Proxies submitted without direction pursuant to this solicitation will be voted AGAINST the stockholder proposal. Abstentions will have the same effect as a vote against the proposal. We believe brokers will not have discretionary authority to vote on this proposal, so there could be broker non-votes.

THE BOARD BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF STOCKHOLDERS AND RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2019 ANNUAL MEETING

Stockholders may submit proposals appropriate for stockholder action at the 2019 Annual Meeting consistent with the requirements of Rule 14a-8 under the Exchange Act, all other rules of the SEC relating to stockholder proposals and our Bylaws. Written notice containing the required information should be addressed to the attention of the Company’s Corporate Secretary at NiSource Inc., 801 E. 86th Avenue, Merrillville, Indiana 46410. For your proposal to be considered for inclusion in the Company’s proxy statement in connection with the 2019 Annual Meeting, we must receive your written proposal no later than December 7, 2018.

Stockholder proposals not intended to be included in the Company’s proxy statement (including director nominations) may be brought before the 2019 Annual Meeting by filing a notice of stockholder’s intent to do so no earlier than January 8, 2019, and no later than February 7, 2019. The notice must include all of the information required to be set forth in any such notice by our Bylaws.

Stockholders who intend to submit director nominees for inclusion in the Company’s proxy materials for the 2019 Annual Meeting must comply with the requirements of proxy access as set forth in our Bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Company no earlier than November 7, 2018, and no later than December 7, 2018.

If you would like a copy of our Bylaws, please contact the Company’s Corporate Secretary at the above address or access the Company’s Bylaws filed with the SEC as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 26, 2018. Failure to comply with the Company’s Bylaw procedure and deadlines may preclude presentation and consideration of the matter or of the proposed nominee for election at the 2019 Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon our review of the Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Exchange Act, we believe that all of our directors, officers and beneficial owners of more than 10% of the Company’s common stock who are required to file such reports did file all such reports on a timely basis during 2017.

ANNUAL REPORT AND FINANCIAL STATEMENTS

Attention is directed to the financial statements contained in the Company’s Annual Report for the year ended December 31, 2017. As of the mail date of this Proxy Statement, a copy of the Annual Report has been sent, or is concurrently being sent, to stockholders of record as of March 13, 2018. These statements and other reports filed with the SEC are available through our website at https://www.nisource.com/filings.

AVAILABILITY OF FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including the financial statements and the financial statement schedules, but without exhibits, is contained within the Company’s Annual Report which has been sent, or is concurrently being sent, to you and is available free of charge to any stockholder upon written request to NiSource Inc., c/o Corporate Secretary, 801 East 86th Avenue, Merrillville, Indiana 46410 and is also available on our website at https://www.nisource.com/filings.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS — “HOUSEHOLDING”

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” may potentially provide extra convenience for stockholders and cost savings for companies or the intermediary.

You may receive proxy materials through an intermediary who uses householding to deliver proxy materials. If so, a single copy of the proxy materials may be delivered to multiple stockholders sharing an address unless the affected stockholder provides contrary instructions. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If this applies to you and you would prefer to receive separate copies of the proxy materials, please notify your broker that you no longer wish to participate in householding. Additionally, you may direct your written request for a copy of the proxy materials to NiSource Inc., c/o Corporate Secretary, 801 East 86th Avenue, Merrillville, Indiana 46410, or you may request a copy by telephone at (877) 647-5990. If your broker is not currently householding (i.e., you received multiple copies of our Proxy Statement), and you would like to request delivery of a single copy, you should contact your broker and find out if this option is available to you.

OTHER BUSINESS

The Board does not intend to bring any other matters before the Annual Meeting and does not know of any matters that will be brought before the meeting by others. If any matters properly come before the meeting it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment on such matters.

Whether or not you plan to attend the Annual Meeting, you can be sure your shares are represented at the meeting by submitting your completed proxy by telephone, through the Internet or by promptly marking, dating, signing and returning the enclosed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Samuel K. Lee

Corporate Secretary

Dated: April 6, 2018

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.		Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM Eastern Time on May 7, 2018 (for registered shares) and 11:59 PM Eastern Time on May 3, 2018 (for shares held in the 401(k) Plan).

Vote by Internet
• Go to www.investorvote.com/NI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
	☒	Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors unanimously recommends a vote “FOR” Proposals 1, 2 and 3.

Proposal 1 – To elect ten directors to hold office until the next annual stockholders’ meeting and until their respective successors have been elected or appointed and qualified.
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

1.1 - Peter A. Altabef	☐	☐	☐	1.2 - Eric L. Butler	☐	☐	☐	1.3 - Aristides S. Candris	☐	☐	☐

1.4 - Wayne S. DeVeydt	☐	☐	☐	1.5 - Joseph Hamrock	☐	☐	☐	1.6 - Deborah A. Henretta	☐	☐	☐

1.7 - Michael E. Jesanis	☐	☐	☐	1.8 - Kevin T. Kabat	☐	☐	☐	1.9 - Richard L. Thompson	☐	☐	☐

1.10 - Carolyn Y. Woo	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
Proposal 2 –	To approve named executive officer compensation on an advisory basis.	☐	☐	☐	Proposal 3 –	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for 2018.	☐	☐	☐
The Board of Directors unanimously recommends a vote “AGAINST” Proposal 4.
		For	Against	Abstain
Proposal 4 –	To consider a stockholder proposal regarding stockholder right to act by written consent.	☐	☐	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

∎	1 U P X

02RBED

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the 2017 Annual Report to Stockholders are available at: https://www.nisource.com/filings

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — NiSource Inc.

This Proxy is Solicited on Behalf of the Board of Directors of NiSource Inc.

for its Annual Meeting of Stockholders, to be held on May 8, 2018.

The undersigned hereby appoints Joseph Hamrock and Donald E. Brown, or either of them, the proxies of the undersigned, with all power of substitution, for and in the name of the undersigned to represent and vote the shares of common stock of the undersigned at the Company’s Annual Meeting of Stockholders, to be held at the Hyatt Rosemont, 6350 N. River Road, Rosemont, IL 60018, on Tuesday, May 8, 2018, at 10:00 a.m., local time, and at any adjournment or postponement thereof.

Unless otherwise marked, this proxy will be voted: “FOR” all of the nominees listed in Proposal 1, “FOR” advisory approval of executive compensation in Proposal 2, “FOR” ratification of the independent auditor in Proposal 3, and “AGAINST” the stockholder proposal regarding stockholder right to act by written consent in Proposal 4.

The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting and hereby revokes any proxy or proxies previously given. The undersigned stockholder may revoke this proxy at any time before it is voted by filing with the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, by voting by telephone or through the Internet, or by attending the Annual Meeting and voting in person.

PLEASE VOTE YOUR SHARES BY TELEPHONE, THROUGH THE INTERNET, OR BY MARKING, SIGNING, DATING AND MAILING THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.